SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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The Laclede Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
AND PROXY STATEMENT

JANUARY 31, 2013

Notice of Annual Meeting
of Shareholders

January 31, 2013

To the Shareholders of The Laclede Group, Inc.

The annual meeting of shareholders of The Laclede Group, Inc. will be held on Thursday, January 31, 2013, at 10:00 a.m. Central Standard Time, at the Laclede Gas Building, 720 Olive Street, Yaeger Conference Center, First Floor, St. Louis, MO 63101, for the following purposes:

1.	Elect three members of the Board of Directors to serve for a three-year term.

2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accountant for the 2013 fiscal year.

3.	Transact such other business as may properly come before the meeting and any adjournment or postponement.

The Laclede Group, Inc. 2012 annual report was delivered with this proxy statement. You can vote if you are a common shareholder of record on November 26, 2012.

Your vote is important. Whether or not you plan to attend the annual meeting, PLEASE VOTE.

If you hold the shares in your own name: (1) use the toll-free telephone number shown on your proxy card; (2) visit the website shown on your proxy card to vote via the Internet; or (3) mark, sign, date and promptly return the proxy card in the enclosed, pre-addressed, postage-paid envelope.

If your shares are held by a broker, bank or nominee, please follow the voting instructions it provides for your vote to count.

By Order of the Board of Directors,

Mary Caola Kullman
Secretary
December 18, 2012

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

TIME AND DATE	10:00 a.m., Central Standard Time, on Thursday, January 31, 2013

PLACE	Laclede Gas Building
720 Olive Street
Yaeger Conference Center (1st Floor)
St. Louis, Missouri 63101

RECORD DATE	November 26, 2012

VOTING	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals.

ENTRY	If you decide to attend the meeting in person, you will need to register upon your arrival. See page 1 for further instructions.

Voting Matters (page 1)

	Board Vote	Page Reference
Proposal	Recommendation	(for more detail)
Election of three directors	FOR	3
Ratification of Deloitte & Touche LLP as our independent registered public	FOR	6
accounting firm for fiscal year 2013

Nominees and Directors (page 3)

The following table provides summary information about each director and nominee. The nominees receiving a majority of the votes cast at the meeting will be elected as directors.

						Committees
		Director
Name	Age	Since	Occupation	Term	Independent	AC	CC	CGC	CFC	IRC
Brenda D. Newberry	59	2007	Chief Executive Officer,	Nominee for	X	X	X		X	X
			Nesher, LLC	term expiring
				January 2016
Suzanne Sitherwood	52	2011	Chief Executive Officer	Nominee for					X	X
			and President, The	term expiring
			Laclede Group	January 2016
Mary Ann Van Lokeren	65	2000	Former Chairman	Nominee for	X	X		C		X
			and CEO, Krey	term expiring
			Distributing Co.	January 2016

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  i

						Committees
		Director
Name	Age	Since	Occupation	Term	Independent	AC	CC	CGC	CFC	IRC
Edward L. Glotzbach	64	2005	Retired Vice Chairman,	Expires	X	C	X	X
			Information	January 2014
			Services Group
W. Stephen Maritz	54	2000	Chairman, Maritz	Expires	X			X	C
			Holdings Inc.	January 2014
John P. Stupp Jr.	62	2005	President,	Expires	X	X	X	X
			Stupp Bros., Inc.	January 2014
Arnold W. Donald	57	2003	Former President	Expires	X		C	X
			and CEO, Executive	January 2015
			Leadership Council
Anthony V. Leness	72	2006	Former Managing	Expires	X		X			C
			Director Investment	January 2015
			Banking-Global Power
			& Energy Group,
			Merrill Lynch &
			Co., Inc.
William E. Nasser	73	2000	Chairman of the Board,	Expires	X	X				X
			The Laclede	January 2015
			Group, Inc.

AC	Audit Committee
CC	Compensation Committee
CGC	Corporate Governance Committee
CFC	Capital Funds Committee
IRC	Investment Review Committee
C	Committee Chairman

No director attended fewer than 75% of the meetings of the Board and committees on which he or she sits.

Independent Registered Public Accountant (page 6)

We are asking shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accountant for fiscal year 2013. The table contains summary information with respect to Deloitte & Touche’s fees for services provided in fiscal year 2011 and fiscal year 2012.

	2012	2011
Audit fees	$650,000	$602,000
Audit related fees	27,000	14,532
Tax fees	26,800	47,409
All other fees	2,200	2,200
Total	$706,000	$666,141

Fiscal Year 2012 Corporate Performance (page 16)

The following table provides information on the Company’s performance in the last two fiscal years on a GAAP and net economic earnings basis. Management uses the non-GAAP measures of net economic earnings and net economic earnings per share internally when evaluating the Company’s performance. Net economic earnings exclude from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions. These adjustments, which primarily impact the Non-Regulated Gas

Marketing Segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these timing differences provides a useful representation of the economic impact of only the actual settled transactions and overall results of

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  ii

ongoing operations. In calculating net economic earnings, management also excludes from net income the after-tax costs related to acquisition, divestiture and restructuring activities, if any,

when evaluating on-going performance. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as net income.

	Regulated Gas	Non-Regulated			Per Share
(Millions, except per share amounts)	Distribution	Gas Marketing	Other	Total	Amounts(2)
Twelve Months Ended September 30, 2012
Net Economic Earnings (Non-GAAP)	$48.1	$12.3	$2.2	$62.6	$2.79
Add: Unrealized gain on energy-related
derivatives (1)	0.1	0.2	–	0.3	0.02
Add: Realized loss on economic hedges prior to
the sale of the physical commodity (1)	–	(0.2)	–	(0.2)	(0.01)
Add: Acquisition, divestiture and restructuring
activities (1)	–	–	(0.1)	(0.1)	(0.01)
Net Income (GAAP)	$48.2	$12.3	$2.1	$62.6	$2.79
Net Economic EPS (Non-GAAP) (2)	$2.14	$0.55	$0.10	$2.79
Diluted EPS (GAAP)	$2.15	$0.55	$0.09	$2.79

Twelve Months Ended September 30, 2011
Net Economic Earnings (Non-GAAP)	$46.9	$9.0	$6.5	$62.4	$2.79
Add: Unrealized gain on energy-related
derivatives (1)	–	1.4	–	1.4	0.07
Net Income (GAAP)	$46.9	$10.4	$6.5	$63.8	$2.86
Net Economic EPS (Non-GAAP) (2)	$2.10	$0.40	$0.29	$2.79
Diluted EPS (GAAP)	$2.10	$0.47	$0.29	$2.86

(1)	Amounts presented net of income taxes which were calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items. For the twelve months ended September 30, 2012, the total net income tax expense included in the reconciling items is negligible but is $0.9 million for the twelve months ended September 30, 2011.

(2)	Consolidated net economic earnings per share (EPS) are calculated by replacing consolidated net income (loss) with consolidated net economic earnings (loss) in the GAAP diluted EPS calculation.

Note: EPS amounts by segment represent contributions to The Laclede Group’s consolidated EPS.

The Company’s operating results for fiscal year 2012 reflected increases in year-over-year net economic earnings in both of the Company’s primary business segments. Net economic earnings for the Regulated Gas Distribution Segment, which includes the utility operations of Laclede Gas Company, improved by 2.4% to $48.1 million primarily due to lower maintenance and customer service expenses and higher Infrastructure System Replacement Surcharge revenues. These factors were partially offset by the adverse effects of significantly warmer weather near the end of the heating season and higher employee benefit costs. Net economic earnings for the Non-Regulated Gas Marketing Segment (Laclede Energy Resources, Inc.)

increased 37.0% to $12.3 million primarily due to lower transportation costs resulting from the renewal of contracts. The Compensation Committee believes that the actions taken by the Company’s CEO and management team throughout fiscal year 2012 significantly impacted the Company’s results and positioned the Company for continued success.

On February 1, 2012, Mr. Yaeger retired from the Company as an officer and a director and Ms. Sitherwood became Chief Executive Officer as well as President on that same date. The Board appointed Mr. Nasser to serve as independent Chairman of the Board effective February 1, 2012.

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  iii

Executive Compensation in Fiscal Year 2012 (page 18)

The graph below evidences the Company’s commitment to the pay for performance philosophy. It compares basic net economic earnings per share to the Annual Incentive Plan (AIP) payments to the named executive officers. Basic net economic earnings per share is the key metric used to determine funding under our AIP in 2012. The earnings in the graph are based on operations at the time of performance, except 2008 which excludes the sale and operations of SM&P Utility Resources, Inc.

Basic Net Economic EPS Compared to NEOs Annual Incentive Award

The Company also emphasizes pay for performance by placing a majority of the executives’ target total direct compensation (TTDC) at risk through the annual and equity incentive plans. TTDC includes the current base salary, the 2012 target AIP opportunity, and the market value (target shares X grant date stock price) of the Equity Incentive Plan awards made during the fiscal year 2012. Further, the largest proportion of incentive pay, which is represented by the equity incentive award, focuses on long-term performance. The graph below shows the mix of fixed and at risk pay. Additional details on long-term incentives can be found on page 23.

Fiscal 2012 TTDC Components

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  iv

TABLE OF CONTENTS

INFORMATION ABOUT THE ANNUAL SHAREHOLDERS MEETING	1
Important Notice Regarding Availability of Proxy Materials	1
Annual Meeting Admission	1
Voting Matters	1

PROPOSAL 1	3
Election of Directors	3
Information About the Nominees and Directors	3

PROPOSAL 2	6
Ratification of Appointment of Independent Registered Public Accountant	6

GOVERNANCE	7
Beneficial Ownership of Laclede Group Common Stock	7
Stock Ownership Guidelines	8
Corporate Governance	8
Section 16(a) Beneficial Ownership Reporting Compliance	13
Audit Committee Report	13
Fees of Independent Registered Public Accountant	14
Directors’ Compensation	14

EXECUTIVE COMPENSATION	16
Compensation Discussion and Analysis (CD&A)	16
Compensation Committee Report	28
Executive Compensation Tables	29
Potential Payments Upon Termination or Change in Control	38

OTHER MATTERS	44
Delivery of Proxy Materials and Annual Report	44
Requirements for Submission of Proxy Proposals, Nomination of Directors and
Other Business	44
Proxy Solicitation	44

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  v

INFORMATION ABOUT THE ANNUAL
SHAREHOLDERS MEETING

Important Notice Regarding Availability of Proxy Materials for the Shareholders Meeting to be held on January 31, 2013. The proxy statement is available at www.thelacledegroup.com/annualmeeting.

This proxy statement is furnished to solicit proxies by the Board of Directors of The Laclede Group for use at the annual meeting of its shareholders to be held on January 31, 2013, and at any adjournment or postponement of the meeting. The meeting will be held in the Yaeger Conference Center (1st Floor)

at the Company’s headquarters at 720 Olive Street, St. Louis, Missouri 63101 at 10:00 a.m. central standard time. The Company expects to mail this proxy statement with the annual report for its fiscal year 2012 on or about December 18, 2012.

Annual Meeting Admission

If you are a shareholder of record and plan to attend the annual meeting, please check in with Company representatives at the meeting. If your shares are held by someone else on your behalf, such as a bank or broker, and you plan to attend the meeting, please bring a letter or statement from that firm that shows you were a beneficial holder on November 26, 2012. Please also bring personal identification.

Voting Matters

How You Can Vote
If your shares are registered in your own name, you may simplify voting and save the Company expense by voting by telephone or by Internet. Telephone and Internet voting information is provided on your proxy card. A control number on the proxy card is designed to verify your identity and allow you to vote your shares and confirm that your voting instructions have been properly recorded. If you vote by telephone or Internet, you need not mail back your proxy card.

If you choose to vote by mail, please return your proxy card, properly signed, in the postage-paid envelope provided.

If you hold your shares through a broker, bank or other financial institution, please follow its directions for providing voting instructions. The availability of telephone or Internet voting will depend on that firm’s processes. Your broker will not be permitted to vote on your behalf for the first two proposals unless you instruct your broker as to how to vote your shares. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution. Voting your shares is important to ensure that we meet the minimum quorum requirements for the meeting. If you have any questions about the voting process, please contact the broker, bank, or other financial institution where you hold your shares.

If you participate in The Laclede Group dividend reinvestment and stock purchase plan or in the Company Stock Fund of the Laclede Gas Wage Deferral Savings Plan, Salary Deferral Savings Plan, or Missouri Natural Wage Deferral Savings Plan and you do not give voting instructions for shares owned by you through any of these plans; none of your shares held in the plans will be voted. To allow sufficient time for voting by the administrators and trustee of the plans, your voting instructions must be received by January 29, 2013.

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  1

How You May Revoke or Change Your Vote
You may revoke your proxy at any time before it is voted at the meeting by:

■	sending timely written notice of revocation to the corporate secretary;
■	submitting another timely proxy by telephone, Internet or paper ballot; or
■

attending the annual meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy executed in your favor from the holder of record to be able to vote at the meeting.

Other Voting Matters
Holders of record of The Laclede Group common stock at the close of business on November 26, 2012 are entitled to receive this proxy statement and to vote at the meeting. As of that date there were 22,526,992 shares of The Laclede Group common stock outstanding. You are entitled to one vote for each share owned of record on that date.

All shares that have been properly voted and not revoked will be voted at the annual meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted by those named in the proxy card in accordance with the recommendations of the Board of Directors.

If any other matters are properly presented at the annual meeting for consideration, the persons named in the enclosed proxy card will have the discretion to vote on those matters for you. As of the printing of this proxy statement, we do not know of any other matter to be raised at the annual meeting.

We hired Broadridge Investor Communications as an independent tabulator of votes to ensure confidentiality of the voting process. However, if you write comments on your proxy card, the comments will be shared with us. We have also hired IVS Associates, Inc. to serve as independent inspector of elections.

How Votes are Counted and Voting Requirements
Holders of a majority of the shares entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum for the meeting. If a quorum is present, the affirmative vote of holders of a majority of the shares entitled to vote that are present in person or by proxy is required for all proposals. Shares represented by proxies that are marked or voted as withhold, abstain or to deny discretionary authority will be counted to determine a quorum and those marked as withhold or deny will have the effect of voting against the proposals. Abstentions will not be counted as votes cast.

The Company may receive “broker non-votes.” A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a representative capacity (typically referred to as being held in “street name”), but the broker cannot vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules governing brokers who are voting with respect to shares held in street name, brokers have no discretion to vote for the election of directors, but may exercise discretion to vote the shares on the ratification of the appointment of the independent registered public accountant. Broker non-votes will be considered present for determining whether a quorum exists but will not be considered as votes cast.

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  2

PROPOSAL 1

Election of Directors

The Board of Directors is divided into three classes. Directors Newberry, Sitherwood and Van Lokeren, whose terms will expire upon the election of directors at the meeting on January 31, 2013, have been nominated to stand for reelection for terms expiring upon the election of their successors in January 2016. Effective February 1, 2012, Mr. Yaeger retired from the Board and the Board reduced its size from ten to nine. The persons named in the enclosed proxy card intend to vote proxies FOR the election of the three nominees. If any nominee becomes unavailable for any reason before the meeting, which is not anticipated, the proxies received for that nominee will be voted for a person to be selected by our Board of Directors.

Information About the Nominees and Directors

Nominees for Term Expiring in 2016:

Brenda D. Newberry, 59, is the Chief Executive Officer of Nesher, LLC, which provides consulting services that include advising, speaking and writing on diverse business, board service, entrepreneurial, leadership and life management topics. She was until May 2010 Chairman of the Board of The Newberry Group. From 2006 to 2009, she served as its Chairman and Chief Executive Officer. From 1996 to 2005, she served as its President and Chief Executive Officer. Ms. Newberry founded The Newberry Group in 1996 with her husband. The Newberry Group provides information technology consulting services on a global basis, specializing in cyber-security services, information systems consulting, and project management services. Since 2007, she has also served as a director of Enterprise Financial Services Corp.

As technology becomes a larger part of business, Ms. Newberry provides valuable insight into the Company’s information technology strategy and related risks and exposures. Further, her experience in creating and building her own businesses assists the Company as it considers growth opportunities and her government contractor experience provides insight in conducting business in a highly regulated business. Her experience on another public company board brings governance experience and insight to the Board.

Director since 2007

Suzanne Sitherwood, 52, has served as the Company’s President since September 1, 2011 and Chief Executive Officer since February 1, 2012. Previously she was, until August 2011, Senior Vice President of Southern Operations for AGL Resources, Inc. and President of Atlanta Gas Light, Chattanooga Gas and Florida City Gas.

Ms. Sitherwood has over 30 years experience in the natural gas industry. Her experience ranges from chief engineer to vice president gas operations and capacity planning to her most recent title of president of three natural gas utilities with over 1.5 million customers and $2.37 billion in revenues. She also brings to the Company her experience in working in a regulatory environment while implementing strategic growth initiatives.

Director since 2011

Mary Ann Van Lokeren, 65, retired as Chairman and Chief Executive Officer of Krey Distributing Co., an Anheuser-Busch wholesaler, in October 2006. She served in that capacity from December 1986. During the past five years, she has served and continues to serve as a director of Masco Corporation.

With her prior experience as CEO of one of the largest Anheuser-Busch wholesalers in Missouri, Ms. Van Lokeren has strong business and leadership expertise that assists the Board as it evaluates the Company’s financial and operational

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  3

risks, controls and strategy. She also has strong ties to the customer service area of the utility. Further, her experience on other public company boards provides insight as to the Board’s role in oversight of management as well as corporate governance.

Director since 2000

The Board of Directors recommends a vote “FOR”
election of these nominees as directors.

Directors with Term Expiring in 2014:

Edward L. Glotzbach, 64, served as Vice Chairman, Mergers and Acquisitions, of Information Services Group from November 2007 when it acquired Technology Partners International, Inc. to March 1, 2012. From December 2004 to November 2007, he served as President and CEO of Technology Partners International, Inc., an organization that assists clients with the evaluation, negotiation, implementation and management of information technology and business process sourcing initiatives. From October 2003 to December 2004, he served as Vice President and Chief Financial Officer of the firm. From 1970 to September 2003, he served in many positions with SBC Communications, with his most recent position there being Executive Vice President and Chief Information Officer for six years. Mr. Glotzbach served as a director of Perficient, Inc. from 2010 to May 2012.

Mr. Glotzbach brings to the Board business and leadership experience as an executive of a public company, regulated utility experience as a former executive of a telephone utility regulated by the Missouri Public Service Commission, financial expertise having served as a chief financial officer at other companies, and his information technology expertise given his current position as well as his prior chief information officer position at a major telephone company. His experience also provides insight to the Company as to potential exposures and risks in those areas.

Director since 2005

W. Stephen Maritz, 54, has been Chairman of the Board of Maritz Holdings Inc. since February 2001 and Chief Executive Officer since November 1998. Maritz Holdings Inc. provides performance improvement, marketing research and travel services on a global basis.

In addition to his current business and leadership experience in managing a large, international company, Mr. Maritz brings to the Board his expertise in pursuing and measuring customer satisfaction as well as engaging and motivating employees. Further, he understands the demographics of the utility subsidiary’s marketplace and implications for its business.

Director since 2000

John P. Stupp Jr., 62, has been President of Stupp Bros., Inc. since March 2004 and Chief Executive Officer of Stupp Corporation since August 1995. He previously served as Executive Vice President of Stupp Bros., Inc. from April 1995 to March 2004 and its Chief Operating Officer from April 1996 to March 2004. Stupp Bros., Inc. has two operating divisions: Stupp Bridge Company, a fabricator of steel highway and railroad bridges; and Stupp Corporation, producer of custom-made HFW (high frequency weld) and spiral weld pipe for gas and oil transmission; and three subsidiaries: Hammert’s Iron Works, Inc., a fabricator of structural steel; Bayou Coating LLC, coating applicators for steel line pipe; and Midwest BankCentre, a Missouri bank holding company. During the past five years, he has served and continues to serve as a director of Stupp Bros., Inc. and Atrion Corp.

As President of Stupp Bros., Inc., one of the Company’s largest shareholders with a long-term investment relationship with the Company, Mr. Stupp has historic institutional knowledge of the Company and directly represents the shareholder interest. Further, his experience with the various subsidiaries of Stupp Bros., Inc., provides insight as to the pipeline and other infrastructure industries on a national basis as well as insight into the regional economy.

Director since 2005

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  4

Directors with Term Expiring in 2015:

Arnold W. Donald, 57, was President and CEO of the Executive Leadership Council, a professional network of African-American executives of major U.S. companies from November, 2010 to June, 2012. Previously, he served as President and Chief Executive Officer of Juvenile Diabetes Research Foundation International, the leading charitable funder and advocate of type 1 (juvenile) diabetes research worldwide, from January 2006 to March 2008. He served as Chairman of the Board of Merisant Company from March 2000 to November 2005 and as its CEO from March 2000 to June 2003. During the past five years, he has served and continues to serve as a director of Crown Holdings, Inc., Oil-Dri Corp. of America, and Carnival Corp., and during the past five years has also served as a director of Scotts Miracle-Gro Co. from March 2000 to January 2009.

Mr. Donald’s breadth of experience in chief executive officer and board roles at various companies outside of the energy industry assist the Company in its strategic development and consideration of challenges and opportunities, particularly as it considers opportunities for growth beyond the traditional utility business. Given his role as a director of a number of other NYSE-listed companies in various industries, he also brings governance insight and experience to the Board.

Director since 2003

Anthony V. Leness, 72, was Managing Director Investment Banking – Global Power & Energy Group at Merrill Lynch & Co., Inc., in New York City from 1978 to his retirement on June 30, 2006. Merrill Lynch provides wealth management, capital market, investment banking and consulting services. He served as a relationship manager on a broad range of large and small companies, including industrial, communications, oil and gas exploration, natural gas pipeline, and, from 1990, exclusively on power and natural gas distribution companies.

Mr. Leness’ prior investment banking experience gives him extensive knowledge of the Company and the utility, pipeline, and oil and natural gas industries. He provides critical insight and analysis relative to the capital markets and corporate finance as well as investment strategy. Having previously provided expert testimony before Federal and State regulatory commissions, he also understands and advises relative to regulatory approaches in different markets as well as the implications of regulation to the Company and the industry.

Director since 2006

William E. Nasser, 73, was appointed as the independent Chairman of the Board effective February 1, 2012. He was, until October 2003, CEO of SouthWest NanoTechnologies, Inc., a privately held specialty chemical firm. He served as Chairman of Enchira Biotechnology Corp. from April 1998 to January 2003. He retired as Chairman of the Board, Chief Executive Officer and President of Petrolite Corporation in November 1995.

Mr. Nasser’s experience on the Company’s Board provides him with institutional knowledge of the Company and positions him well to serve as the Board’s Chairman and to facilitate effective communications between the Board and senior management. Further, his experience outside the Company provides insight into the broader oil and gas industry, its key risks and opportunities and potential impact on the utility industry.

Director since 2000

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  5

PROPOSAL 2

Ratification of Appointment of Independent Registered Public Accountant

The Board of Directors, upon recommendation of its Audit Committee, recommends that you ratify the appointment of Deloitte & Touche LLP, independent registered public accountant, to audit the books, records and accounts of The Laclede Group and its subsidiaries for the fiscal year ending September 30, 2013. A representative of Deloitte & Touche LLP will be present at the annual meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Your Board of Directors Recommends a Vote
“FOR” The Ratification of The Appointment of
Deloitte & Touche LLP as Independent Registered
Public Accountant.

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  6

GOVERNANCE

Beneficial Ownership of Laclede Group Common Stock

The table below shows as of November 1, 2012 the number of shares of our common stock beneficially owned by (i) each person known to the Company to be the beneficial owner of more than five percent of the Company’s common stock, (ii) each current director and director nominee, (iii) each named executive officer listed in the Summary Compensation Table, and (iv) all directors, nominees and executive officers as a group.

Amount and Nature of Ownership

	Shares
Name	Beneficially Owned (1)		Percent of Class
M. C. Darrell	29,937	(2)	*
A. W. Donald	11,350	(3)	*
E. L. Glotzbach	13,972	(3)	*
A. V. Leness	13,950		*
W. S. Maritz	12,300		*
W. E. Nasser	12,800		*
B. D. Newberry	8,950	(3)	*
S. Sitherwood	5,686	(3)	*
R. A. Skau	25,571		*
M. R. Spotanski	45,374	(2)	*
J. P. Stupp Jr.	1,165,550	(3)(4)	5%
M. A. Van Lokeren	17,730		*
M. D. Waltermire	45,727	(2)	*
D. H. Yaeger	165,364	(2)	1%
BlackRock, Inc.	1,719,056	(5)	8%
Stupp Bros., Inc.	1,155,000	(4)	5%
The Vanguard Group, Inc.	1,233,568	(6)	5%
All nominees, directors and executive officers as a group (16)	1,574,261		7%

(1)	Except as otherwise indicated, each person has sole voting and investment power with respect to all of the shares listed.

(2)	Includes options exercisable currently and within 60 days for the following number of shares under the Equity Incentive Plan: M. C. Darrell – 0; S. Sitherwood – 0; R. A. Skau – 3,000; M. R. Spotanski – 12,000; M. D. Waltermire – 14,000; D. H. Yaeger – 70,000. Includes restricted non-vested shares granted under the 2006 Equity Incentive Plan, as to which a recipient has sole voting power and no current investment power as follows: M. C. Darrell – 14,500; S. Sitherwood – 4,125; R. A. Skau – 9,000; M. R. Spotanski – 14,500; M. D. Waltermire – 14,500; and D. H. Yaeger – 20,166.

(3)	Includes restricted, non-vested shares granted under the Restricted Stock Plan for Non-Employee Directors, as to which each recipient has sole voting power and no current investment power, as follows: A. W. Donald – 11,350; E. L. Glotzbach – 10,550; B. D. Newberry – 8,950; and J. P. Stupp Jr. – 10,550.

(4)	Stupp Bros., Inc. owns 1,155,000 shares. Mr. Stupp is a director and executive officer of Stupp Bros., Inc. and has an interest in a voting trust that controls 100% of the stock of Stupp Bros., Inc., which is located at 3800 Weber Road, St. Louis, MO 63125. These shares are pledged as collateral to secure credit facilities for Stupp Bros., Inc. and are currently held by Bank of America.

(5)	Information provided as of December 31, 2011 in Schedule 13G/A filed by BlackRock, Inc., whose address is 40 East 52nd Street, New York, NY 10022. The subsidiaries included in the report, none of which owns 5% or greater of the Company’s shares, were as follows:

BlackRock Japan Co. Ltd.	BlackRock Asset Management Canada Limited
BlackRock Advisors, LLC	BlackRock Fund Advisors
BlackRock Institutional Trust Company, N.A.	BlackRock Asset Management Australia Limited
BlackRock Investment Management, LLC	BlackRock Asset Management Ireland Limited

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(6)	Information provided as of December 31, 2011 in Schedule 13G filed by The Vanguard Group, Inc., whose address is 100 Vanguard Blvd., Malvern, PA 19355. The report indicates that it has 32,771 shares with sole voting power and shared investment power and 1,201,997 shares with sole investment power and shared voting power, and 31,571 shares with shared investment power and sole voting power.

*Less than one percent.

Stock Ownership Guidelines and Holding Requirements for Non-Employee Directors and Executive Officers

To provide a direct link between director, executive and shareholder interests, the Company adopted a stock ownership policy. The table below indicates the number of shares directors and officers are expected to own under the policy.

Stock Ownership Guidelines

Director	3X annual retainer
CEO	4X base salary
Executive Vice President	3X base salary
Senior Vice Presidents	2X base salary
All Other Officers	1X base salary

Directors and executives must retain 90% of the net shares awarded to them under Company plans until they meet the new stock ownership requirements. All directors and executive officers are currently in compliance with the stock ownership policy.

Corporate Governance

Board and Committee Structure
Our Board consists of nine directors, eight of whom are independent. Under our Corporate Governance Guidelines, the Chair may also be an officer or may be an independent member of the Board, at the discretion of the Board. The Board believes it should be free to use its business judgment to determine what it believes is best for the Company in light of all the circumstances. At its meeting in January 2012 with Mr. Yaeger’s retirement as Chief Executive Officer and Chairman effective February 1, 2012, the Board selected Mr. Nasser, an independent director, to serve as Chairman. Ms. Sitherwood was appointed Chief Executive Officer effective February 1, 2012. We believe that this structure will allow Ms. Sitherwood, as the new Chief Executive Officer, to focus her efforts on setting the strategy for the Company, overseeing daily operations, developing our leaders and promoting employee engagement throughout the Company. As Chairman, Mr. Nasser leads the Board in the performance of its duties by working with the Chief Executive Officer to establish agendas and meeting content, engaging with the leadership team between meetings, and providing overall guidance as to the Board’s views and perspective.

During the 2012 fiscal year, there were ten meetings of our Board of Directors. All directors attended 75% or more of the aggregate number of meetings of the Board and applicable Committee meetings, and all directors attended the last annual meeting of shareholders.

The standing committees of the Board of Directors include the Audit, Compensation, Corporate Governance, Investment Review and Capital Funds Committees.

Audit Committee
The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibilities with respect to the quality and integrity of the financial statements, financial reporting process, and systems of internal controls. The Audit Committee also assists the Board in monitoring the independence and performance of the independent registered public accountant, the internal audit department and the operation of ethics and compliance programs.

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At fiscal year end, the Committee members were Mr. Glotzbach as Committee chair and directors Nasser, Newberry, Stupp, and Van Lokeren. All Committee members were determined by the Board to be independent and financially literate in accordance with The New York Stock Exchange requirements. Mr. Glotzbach has been determined to be the financial expert for the Audit Committee. The Committee met five times in fiscal year 2012.

Compensation Committee
The Compensation Committee assists the Board in the discharge of its responsibility relative to the compensation of the Company’s executives, reviews and makes recommendations to the Board relative to the Company’s incentive compensation and equity-based plans, makes recommendations to the Board regarding director compensation, reviews management’s risk assessment of the Company’s compensation practices and programs, and assists the Board in the oversight of succession planning for executive officers. At fiscal year end, the Committee members, all of whom were determined to be independent, were directors Donald (chair), Glotzbach, Leness, Newberry, and Stupp. The Committee met six times in fiscal year 2012. There are no Compensation Committee interlocks. The Committee’s retention of a compensation consultant is discussed later in the Compensation Discussion and Analysis.

Corporate Governance Committee
The Corporate Governance Committee considers and makes recommendations to the Board relative to corporate governance and its Corporate Governance Guidelines, assists the Board in identifying individuals qualified to become Board members, and approves any related party transactions. The Committee also recommends committee appointments to the full Board. At fiscal year end, the Committee members, all of whom were determined to be independent, were directors Van Lokeren (chair), Donald, Glotzbach, Maritz, and Stupp. The Committee met three times in fiscal year 2012.

Capital Funds Committee
The Capital Funds Committee oversees the Company’s multi-year contributions to charitable and civic organizations. It also establishes certain criteria for the corporate giving program. At fiscal year end, the Committee members were directors Maritz (chair), Newberry, and Sitherwood. The Committee met once in fiscal year 2012.

Investment Review Committee
The Investment Review Committee oversees the investments of the defined benefit qualified pension plans. At fiscal year end, the Committee members were directors Leness (chair), Nasser, Newberry, Sitherwood, and Van Lokeren. The Committee met four times in fiscal year 2012.

Risk Oversight
Management is responsible for assessing and managing risk exposures on a day-to-day basis, and the Board is responsible for overseeing the Company’s risk management. In its oversight role, the Board and its Committees ensure that the Company promotes a risk-aware culture and decision-making process. Several of the Board’s Committees assist the Board in its risk oversight: the Audit Committee oversees the financial reporting and related risks, the Investment Review Committee oversees the pension plan funding risks, and the Compensation Committee oversees the compensation risks.

At the management level, the Company has a risk management committee that meets at least quarterly. This committee, with assistance from the Company’s Director of Enterprise Risk Management, oversees the implementation of the enterprise risk management process and assists in identifying, prioritizing and monitoring risks. Because of the use of commodity-based derivatives by two of the Company’s subsidiaries, there is also a smaller risk committee who focuses on the risks and exposures in the commodity-based derivatives markets.

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Compensation Risk Assessment
During the past year, management conducted a risk assessment of its overall compensation program. This risk assessment included consideration of the mix and amount of compensation:

■	In cash and equity,
■	With short-term and long-term performance goals,
■	With individual, business unit and corporate performance objectives, and
■	Dependent on financial and non-financial performance measurement.

The assessment also considered the risk mitigation impact of stock ownership guidelines and retention requirements, the use of multiple types of metrics, the caps set on incentive compensation, the role of the Compensation Committee and its independent consultant as well as the use of the Internal Audit department to assess documentation of performance on the incentive-based metrics. Management determined and the Committee agreed that the risks relative to the Company’s compensation policies and practices would not result in a material adverse effect on the Company.

Director Independence
The Board of Directors believes that a majority of the directors should be independent and determined that the following members were independent: Donald, Glotzbach, Leness, Maritz, Nasser, Newberry, Stupp, and Van Lokeren. Ms. Sitherwood, Chief Executive Officer and President, is the only non-independent member of the Board. In determining the independence of directors, the Board found that none of the directors, other than Ms. Sitherwood, has any material relationship with the Company other than as a director. In making these determinations, the Board considers all facts and circumstances as well as certain prescribed standards of independence, which are included with our Corporate Governance Guidelines in the Investor Services portion of our website (www.thelacledegroup.com). The director independence standards adopted by the Board largely reflect the New York Stock Exchange standards; except the standards provide that the Board does not consider material Laclede Gas Company’s provision of natural gas service to any director or immediate family member of the director or director-related company pursuant to Laclede Gas Company’s tariffed rates.

The independent members of the Board meet in executive session at least quarterly, which sessions are led by Mr. Nasser, the current Chairman of the Board. Each quarter, the Chairman solicits from other Board members topics for discussion in those sessions. Topics include, from time to time, the performance of the Chief Executive Officer, executive succession planning, executive compensation matters, and the Company’s strategy.

All of the members of the Audit, Compensation and Corporate Governance Committees are independent under our director independence standards as well as under the standards of the New York Stock Exchange.

Corporate Governance Documents
Our key corporate governance documents include:

■	Corporate Governance Guidelines, including Director Independence Standards;
■	Charters of each of the Audit, Compensation, and Corporate Governance Committees;
■	Code of Business Conduct;
■	Financial Code of Ethics;
■	Related Party Transaction Policy and Procedures; and
■	Policy Regarding the Approval of Independent Registered Public Accountant Provision of Audit and Non-Audit Services.

All of these documents, other than the Policy Regarding the Approval of Independent Registered Public Accountant Provision of Audit and Non-Audit Services described on page 12, are available on our website at www.thelacledegroup.com in the Investor Services section and a copy of any of these documents will be sent to any shareholder upon request.

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Corporate Governance Guidelines
The Board generally conducts itself in accordance with its Corporate Governance Guidelines. The Guidelines, among other matters, provide:

■	the independent directors may elect a Lead Director,
■	each independent director must notify the Corporate Governance Committee Chair and the Chairman of the Board as soon as practicable of any event, situation or condition that may affect the Board’s evaluation of his or her independence,

■	independent directors will not be paid for consulting, the Company will not retain their firms for consulting or services without approval of the full Board nor will any personal loans or extensions of credit be made by the Company to any director other than on the same terms as loans or credit are available to customers generally,

■	a director who materially changes his or her job responsibilities must submit a written offer to resign from the Board, which will then take into account the circumstances at that point in time and take such appropriate action as it deems necessary,

■	directors should limit their service to a total of three boards of publicly traded companies (including our Company),
■	a director shall retire from the Board at the annual meeting after reaching age 75,
■	directors are responsible for attending Board and Committee meetings as well as the annual meeting of shareholders and expected to attend at a minimum 75% of such meetings,
■	the Board and its Committees conduct annual assessments of their performance as well as assessments of the performance of each individual director,
■	directors have complete access to management,
■	the Board has the ability to retain consultants, experts, and advisors as it deems necessary, at Company expense, and
■	directors are encouraged to attend educational programs.

Related Party Transaction Policy and
Procedures
We have adopted the Related Party Transaction Policy and Procedures under which our Corporate Governance Committee generally pre-approves transactions involving more than $100,000 with our directors, executive officers, 5% or greater shareholders, and their immediate family members. Based on its consideration of all of the relevant facts and circumstances, the Committee will decide whether or not to approve the transaction and will approve only those transactions that it determines to be in the best interests of the Company. If the Company becomes aware of an existing transaction with a related party that has not been approved under the policy, the matter will be referred to the Committee. The Committee will evaluate all options available including ratification, revision or termination of such transaction. The policy includes certain transactions that are deemed pre-approved because they do not pose a significant risk of a conflict of interest. Such pre-approved transactions include the provision of natural gas service to any of the related parties by our utility subsidiary in accordance with its tariffed rates, transactions entered into pursuant to the competitive bid process, and those transactions at such a level as not to be material to the Company or the related party. There were no related party transactions in fiscal year 2012 requiring Committee action.

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Policy Regarding the Approval of
Independent Registered Public Accountant
Provision of Audit and Non-Audit Services
Consistent with Securities and Exchange Commission requirements regarding accountant independence, the Audit Committee recognizes the importance of maintaining the independence, in fact and appearance, of our independent registered public accountant. To this end, the Audit Committee adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent accountant. Under the policy, the Committee or its designated member must pre-approve services prior to commencement of the specified service, provided that all fees relative to compliance with Section 404 of the Sarbanes-Oxley Act may only be pre-approved by the Committee. Any pre-approvals by the designated member between meetings will be reported to the Audit Committee at its next meeting. The requests for pre-approval are submitted to the Audit Committee or its designated member, as applicable, by both the independent accountant and the Company’s Chief Financial Officer with a joint statement as to whether in their view the request is consistent with the Securities and Exchange Commission’s rules on accountant independence. At each Committee meeting, the Audit Committee reviews a report summarizing the services, including fees, provided by the independent accountant; a listing of pre-approved services provided since its last meeting; and a current projection presented similar to that included in this proxy statement, of the estimated annual fees to be paid to the independent accountant.

Shareholder Nominee Recommendations
and Nominee Qualifications
Shareholders who wish to recommend nominees to the Corporate Governance Committee should make their submission to the Committee by the September 30 preceding the annual meeting by submitting it to Corporate Governance Committee Chair, c/o The Laclede Group, 720 Olive Street, Room 1517, St. Louis, MO 63101. Candidates properly recommended by shareholders will be evaluated by the Committee using the same criteria as applied to other candidates. While there is no set of specific criteria or policy on diversity for nominees, the Corporate Governance Committee generally will consider the appropriate skills and characteristics needed in light of the current make-up of the Board, including an assessment of the experience, age, skills and characteristics represented on the Board. Generally, the Committee looks for persons who evidence personal characteristics of the highest personal and professional ethics, integrity and values; an inquiring and independent mind and practical wisdom and mature judgment; and expertise that is useful to the Company and complementary to the background and experience of other Board members.

Correspondence with the Board
Those who desire to communicate with the independent directors should send correspondence addressed to the Chairman of the Board, c/o The Laclede Group, 720 Olive Street, Room 1517, St. Louis, MO 63101. All appropriate correspondence is forwarded directly to the Chairman of the Board. The Company does not, however, forward spam, sales, marketing or mass mailing materials; product or service complaints or inquiries; new product or service suggestions; resumes and other forms of job inquiries; or surveys. However, any filtered information is available to any director upon request.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of holdings and transactions in The Laclede Group shares with the Securities and Exchange Commission and the

New York Stock Exchange. Based on our records and information, in fiscal year 2012 our directors and executive officers met all applicable Securities and Exchange Commission reporting requirements.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of five directors who are independent as required by and in compliance with the applicable listing standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission. The names of the Committee members as of the date of this proxy statement appear at the end of this report. The Committee operates under a written charter.

The primary function of the Audit Committee is oversight. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting practices and policies; for establishing internal controls and procedures designed to provide reasonable assurance that the Company is in compliance with accounting standards and applicable laws and regulations, and for assessing the effectiveness of the Company’s internal control over financial reporting.

Deloitte & Touche LLP, the Company’s independent registered public accounting firm (the “firm”), is responsible for planning and performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board and to issue reports expressing an opinion, based on its audit (i) as to the conformity of the audited financial statements with generally accepted accounting principles and (ii) on the effectiveness of the Company’s internal control over financial reporting. The Committee is responsible for the appointment, compensation, and oversight of the firm.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company’s 2012 Annual Report on Form 10-K with management and the firm, which included a discussion of the critical accounting policies and practices used by the Company. The Committee also discussed with the firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Deloitte & Touche LLP has provided the Committee with the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the firm its independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Annual Report on Form 10-K for the year ended September 30, 2012.

Audit Committee
Edward L. Glotzbach, Chairperson
William E. Nasser
Brenda D. Newberry
John P. Stupp Jr.
Mary Ann Van Lokeren

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Fees of Independent Registered Public Accountant

The following table displays the aggregate fees for professional audit services for the audit of the financial statements for the fiscal years ended September 30, 2012 and 2011 and fees billed for other services during those periods by the Company’s independent registered public accounting firm, Deloitte & Touche LLP.

	2012	2011
Audit fees	$650,000	$602,000
Audit related fees (1)	27,000	14,532
Tax fees (2)	26,800	47,409
All other fees (3)	2,200	2,200
Total	$706,000	$666,141
(1)	Audit related fees consisted of comfort letters, consents for registration statements, work paper reviews and Oracle training.

(2)	Tax fees consisted primarily of assistance with tax planning, compliance and reporting.

(3)	All other fees consisted of an annual subscription for the accounting technical library.

The Audit Committee pre-approved all of the fees disclosed for fiscal years 2011 and 2012. The Policy Regarding the Approval of Independent Registered Public Accountant Provision of Audit and Non-Audit Services is described earlier in this proxy statement.

Directors’ Compensation

The Compensation Committee periodically reviews director compensation relative to data provided by the Committee’s independent consultant, Frederic W. Cook & Co., Inc., of the Company’s comparator group and publicly traded companies based in St. Louis, Missouri. The basic retainers and fees payable are set forth below. No retainers or fees are paid to directors who are executives or employees of the Company and its subsidiaries.

Board and Committee Fees and Retainers

Annual Board Retainer	$55,000
Chairman of the Board Annual Retainer	25,000
Audit Committee Chair Annual Retainer	10,000
Compensation Committee Chair Annual Retainer	10,000
Other Committee Chair Annual Retainer	6,000
Board Meeting Fee for Personal Attendance	2,000
Board Meeting Fee for Teleconference Attendance	1,000
Committee Meeting Fee for Personal Attendance	1,000
Committee Meeting Fee for Teleconference Attendance	500

The table below discloses the compensation paid or earned by all those who served as Company directors in fiscal year 2012. Not included in the table is the retirement plan for non-employee directors in which participation and benefits have been frozen since November 1, 2002. Under that plan, a non-employee director who had at least five years of service as a director as of November 1, 2002, qualified for an annual payment after retirement in an amount equal to the Board retainer at November 1, 2002, ($18,000) with such payments being made for the longer of 10 years or life. The only current directors eligible for benefits under the plan are Nasser and Van Lokeren.

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			Nonqualified
	Fees Earned or	Stock	Deferred Compensation
Name	Paid in Cash	Awards (1)	Earnings (2)	Total
Donald	$80,000	$72,380	$1,522	$153,902
Glotzbach	97,000	72,380	30,468	199,848
Leness	91,000	72,380	–	163,380
Maritz	78,500	72,380	18,778	169,658
Nasser	108,000	66,176	56,864	231,040
Newberry	81,000	72,380	2,266	155,646
Stupp Jr.	85,000	72,380	–	157,380
Van Lokeren	86,000	66,176	45,184	197,360

(1)	Amounts calculated are the grant date fair value of awards granted during the fiscal year using the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, “Compensation-Stock Compensation” (FASB ASC Topic 718), except that these amounts are exclusive of the estimate of forfeitures. See Note 3, Stock-Based Compensation, of the consolidated financial statements in the Company’s annual report on Form 10-K for the year ended September 30, 2012 for a discussion regarding the manner in which the fair value of these awards are calculated, including assumptions used.

The table below provides more details relative to the restricted stock awards made under the Restricted Stock Plans for Non-Employee Directors:

	No. of Shares Awarded	Aggregate No. of Shares Awarded
Name	in Fiscal Year 2012	at 2012 Fiscal Year End
Donald	1,750	11,350
Glotzbach	1,750	10,550
Leness	1,750	9,950
Maritz	1,750	12,300
Nasser	1,600	11,800
Newberry	1,750	8,950
Stupp Jr.	1,750	10,550
Van Lokeren	1,600	12,200

(2)	Represents above-market earnings in fiscal year 2012 on deferrals of fees and retainers by participating directors in the Deferred Income Plans.

Stock awards to directors were made under the Company’s Restricted Stock Plan for Non-Employee Directors, amended and approved by shareholders in January 2009, until February 1, 2012. Under these awards participants receive cash dividends on the Company’s common stock and may vote the shares awarded even while the shares are restricted, but the restricted shares may not be sold, pledged or otherwise transferred, except in accordance with the terms of the Plan. Directors Leness, Maritz, Nasser and Van Lokeren are fully vested in their awards under the Plan. The table below shows the vesting schedule for the other directors.

Name	Half of Plan Shares Vest	All of Plan Shares Vest
Donald	–	Annual Meeting January 2015
Glotzbach	On 65th birthday in 2013	Annual Meeting January 2017
Newberry	On 65th birthday in 2018	Annual Meeting January 2019
Stupp Jr.	On 65th birthday in 2015	Annual Meeting January 2017

At the January 2012 annual meeting, shareholders approved amending The Laclede Group 2006 Equity Incentive Plan to allow directors to be eligible participants, and no further grants will be made under the Restricted Stock Plan for Non-Employee Directors.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (CD&A)

Fiscal Year 2012 – Executive Summary

On a non-GAAP basis, fiscal year 2012 net economic earnings (from continuing operations) were equivalent to the highest in the Company’s history. See Fiscal Year 2012 Corporate Performance on page ii for an explanation of net economic earnings. The Company’s operating results for fiscal year 2012 reflected increases in year-over-year net economic earnings in both of the Company’s primary business segments. Net economic earnings for the Regulated Gas Distribution Segment, which includes the utility operations of Laclede Gas Company, improved by 2.4% to $48.1 million primarily due to lower maintenance and customer service expenses and higher Infrastructure System Replacement Surcharge revenues. These factors were partially offset by the adverse effects of significantly warmer weather near the end of the heating season and higher employee benefit costs.

Net economic earnings for the Non-Regulated Gas Marketing Segment (Laclede Energy Resources, Inc.) increased 37.0% to $12.3 million primarily due to lower transportation costs resulting from the renewal of contracts.

The Compensation Committee (“Committee”) believes that the actions taken by the Company’s CEO and management team throughout fiscal year 2012 significantly impacted the Company’s results and positioned the Company for continued success.

The Committee has overseen the development of a pay for performance compensation program that rewards executives for results. The graph below evidences the Company’s commitment to the pay for performance philosophy. It compares basic net economic earnings per share to the Annual Incentive Plan (“AIP”) payments to the named executive officers (“NEOs”). The graph excludes Ms. Sitherwood in 2011 and Mr. Yaeger in 2012, the Company’s current CEO and former CEO, respectively, since they did not receive an AIP payment in those years. Basic net economic earnings per share is the key metric used to determine funding under our AIP in 2012. The earnings in the graph are based on operations at the time of performance, except 2008, which excludes the sale and operations of SM&P Utility Resources, Inc.

Basic Net Economic EPS Compared to NEOs Annual Incentive Award

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The Company also emphasizes pay for performance by placing a majority of the executives’ target total direct compensation (“TTDC”) at risk through the annual and equity incentive plans. TTDC includes the base salary at fiscal year end, the 2012 target AIP opportunity, and the market value (target shares X grant date stock price) of the Equity Incentive Plan awards made during the fiscal year 2012. Further, the largest proportion of incentive pay, which is represented by the equity incentive award, focuses on long-term performance. The graph below shows the mix of fixed (base pay) and at risk pay. Additional details on long-term incentives can be found on page 23.

Fiscal 2012 TTDC Components

Moreover, the Committee regularly reviews the Company’s executive compensation program as compared to leading practices. During the past year, the Company amended its policy regarding purchases and sales of securities to prohibit employees and directors from engaging in any hedging transactions with respect to Company securities. Hedging transactions may cause an employee or director to no longer have the same interests as other shareholders.

The Company believes that its responsible approach to executive compensation is reflected by the following provisions/features:

■	Limits set on executive incentive compensation, which cap any potential incentive awards at 200% of target;
■	A majority of each named executive officer’s long-term incentive opportunity (shares and value) is provided through performance-contingent share units;
■	Nonvested equity awards are not accelerated after a change in control unless the executive is terminated or the award is not assumed or substituted by the successor company;
■	The Company does not enter into employment agreements or provide excise tax gross-ups;
■	Benefits under the 2011 Management Continuity Protection Plan that are only triggered in the event of termination by the Company without cause or the participant’s termination of his or her employment with the Company for good reason within 24 months after a change in control;

■	The supplemental pension plans are traditional plans that cover the compensation not included in the qualified pension plan due solely to tax limitations, and do not otherwise factor in additional compensation or additional years of service;

■	Stock ownership guidelines and retention requirements for executives and directors; and
■	Accrual of dividend equivalents, rather than payment of dividend equivalents, on performance-contingent equity awards prior to vesting.

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Executive Compensation in Fiscal Year 2012

Compensation Overview & Philosophy

The Committee establishes the executive compensation philosophy and assists the Board in the development and oversight of all aspects of executive compensation.

Our pay for performance compensation philosophy promotes our corporate strategy, creates shareholder value, and remains equitable for the Company, its executives and its shareholders. The Committee believes that its compensation practices reflect a responsible pay for performance culture. The Committee seeks to deliver a total compensation package that balances short-term and longer-term compensation opportunities to ensure that the Company meets short-term objectives while continuing to produce value for its shareholders over the long-term. The Committee also promotes a fair and competitive compensation program designed to attract, motivate and retain key executives.

Role of the Compensation Committee

In implementing and administering the Company’s compensation philosophy, the Committee:

■	Evaluates the design and administration of each component of executive compensation;
■	Analyzes total compensation for executives through reviews of tally sheets;
■	Adjusts compensation as needed to reflect the execution of, or changes to, our corporate strategy and the creation of shareholder value;
■	Reviews Company performance and the degree of attainment of pre-established performance goals for the executives;
■	Considers executive compensation data provided by its Consultant from various sources, including published surveys from major independent compensation survey providers containing market data from general industry and energy/utilities industry companies, and publicly available data from our comparator group made up of companies of similar size and industry, to assess the competitiveness of the Company’s compensation and opportunities;
■	Approves or recommends executive compensation matters to the independent members of the Board;
■	Reviews results of Internal Audit’s review of the annual financial results for incentive compensation purposes and the CEO’s expenses during the past year;
■	Reviews management’s risk assessment of the compensation program; and
■	Oversees the development of executive succession plans and assists the Board in developing and evaluating potential candidates for executive positions.

The Committee also considered the results of the advisory “say-on-pay” proposal in January 2011 when making compensation decisions. A vast majority (91%) of the shares voted approved the compensation program described in the Company’s 2010 proxy statement. The Committee reviews executive compensation and considers if any changes are appropriate. The considered judgment of the Committee, which included taking into account the support from the shareholder vote, was that no significant changes were warranted.

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Role of the Compensation Consultant

In fiscal year 2012, the Committee continued its retention of Frederic W. Cook & Co., Inc. (“Consultant”) to serve as its consultant. Frederic W. Cook & Co., Inc. is an independent firm, providing only executive compensation consulting services to the Committee. The Consultant’s work has not raised any conflict of interest. The Consultant reports to the Committee and attends most Committee meetings either in person or by phone. Specifically, the Consultant advises the Committee on performance metrics and linkage between pay and performance, keeps the Committee informed of current industry and market trends, makes recommendations to the Committee on companies to consider as a comparator group, presents findings relative to the competitiveness of the Company’s executive compensation, and assists in the analysis of the results of the compensation risk assessment. However, the Committee and the Board retain all decision-making authority.

Role of the CEO in Compensation Matters

The CEO makes recommendations to the Committee on compensation changes for all Company executive officers (other than herself). The CEO does not play any role in the establishment of her own compensation opportunity. Each year the CEO provides the Committee with:

■	Evaluation of the performance of all Company executive officers;
■	Recommendations for base salary adjustments for those officers;
■	Recommendations for promotions, as appropriate;
■	Recommendations for awards under the Annual Incentive Plan based on each executive officer’s performance, documentation of which is reviewed by Internal Audit; and
■	Recommendations for equity grants under the Equity Incentive Plan to those officers, based on each officer’s performance and role in executing the corporate strategy to build long-term shareholder value.

Our Named Executive Officers

The Company’s named executive officers for fiscal year 2012 consisted of the following individuals:

■	Ms. Suzanne Sitherwood, our Chief Executive Officer and President;
■	Mr. Douglas H. Yaeger, our former (retired February 1, 2012) Chief Executive Officer and Chairman of the Board;
■	Mr. Mark D. Waltermire, our Executive Vice President, Chief Financial Officer;
■	Mr. Mark C. Darrell, our Senior Vice President, General Counsel and Chief Compliance Officer;
■	Mr. Richard A. Skau, our Senior Vice President, Chief Human Resources Officer, who will be retiring January 1, 2013; and
■	Mr. Michael R. Spotanski, our Senior Vice President, Chief Integration and Innovation Officer.

Components of Executive Compensation

The Company’s executive compensation program is comprised of the following five components:

■	Base salary;
■	Short-term incentives;
■	Long-term incentives;
■	Post-termination compensation; and
■	Other Company provided benefits.

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  19

The Committee uses the processes described in this CD&A to determine the appropriate balance among the components of executive compensation that will result in an effective total compensation package. It does not solely rely on the use of formulaic, targeted allocations between cash and equity-based compensation or annual and long-term incentive compensation. Instead the Committee evaluates a number of relevant and important factors, as described below, to determine pay levels that allow the Company to recruit, retain, and motivate the executive talent needed to successfully manage and grow the business.

Comparator Group

Each year the Committee evaluates a number of factors when determining executive compensation levels to help ensure that pay opportunities being delivered to our executive officers are competitive with labor markets in which the Company competes for talent, including market data from surveys and other publicly available sources. While the Committee reviews the data to see how the Company’s executive compensation levels compare to the labor market, decisions are not guided solely by such data as the Committee’s focus is to make competent decisions uniquely appropriate for the Company. If any meaningful deviations from the market data are identified, the Committee reviews further to ensure that there is a rationale to support its decisions.

To assist the Committee in its annual market review of executive officer compensation, the Consultant prepares an analysis of the market competitiveness of compensation for each officer. The Consultant’s analysis uses a combination of survey and peer company pay information to establish competitive market rates for base salary and annual and long-term incentives for the officer positions to ensure our competitive market data is as robust, reliable and objective as possible on an on-going basis. For 2012 compensation decisions, the Committee used the following sources to develop an understanding of the compensation paid to officers holding similar positions:

1.	Comparator group data, as disclosed publicly, from AGL Resources Inc., Atmos Energy Corporation, New Jersey Resources Corporation, Northwest Natural Gas Company, Piedmont Natural Gas Company, South Jersey Industries, Inc., Southwest Gas Corporation, UGI Corporation and WGL Holdings, Inc.,
which provided information regarding the pay levels and programs at the companies competing in our industry, with whom we compete for executive talent;

2.	American Gas Association (“AGA”) annual compensation survey, which provides an additional broader source of reliable and consistent industry-specific data; and

3.	Third party survey data from multiple databases, including an energy/utility industry database, which provides an additional market reference for consideration.

Of the sources listed above, the Committee places more emphasis on our direct comparator group and broader energy industry sources.

The AGA compensation survey and other data sources are proprietary third party surveys, and the specific identity of respondents for any given position is not provided to the Company. Because of the large variance in size among participating companies within the third-party surveys, the Consultant conducted analyses, including regression, to adjust the compensation data for differences in revenue size. These adjustments are necessary to allow for appropriate size comparisons between our Company and the participating companies in the third-party surveys. The adjusted data was used as the basis for comparison between us and the companies participating in the third-party surveys.

For each executive, the Committee considers a target total compensation to see if there is sufficient compensation to retain and motivate the executive. If adjustments are needed to create greater alignment with the Company’s

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  20

compensation philosophy stated earlier in this CD&A, or to reflect unique circumstances at the Company, the Committee evaluates each component of total target direct compensation (base salary, short-term incentive and long-term incentive targets) to determine where such adjustments may be required. In addition, the Committee considers other subjective factors in its compensation decisions, such as individual performance, experience, future potential, and expertise.

Base Salary

The Company’s base salary program is designed to provide competitive salaries to attract and retain key executive talent and to reward leadership effectiveness. Base salaries for executive officers are generally based on the factors deemed relevant by the Company (none of which is given any particular weight), including the following:

■	The executive’s job responsibilities and performance in his or her position;
■	The executive’s level of experience and expertise in a given area;
■	The executive’s role in developing and executing corporate strategy;
■	The executive’s current leadership and future potential; and
■	A comparison of salaries for similarly situated positions.

After considering these factors and corporate performance in fiscal year 2011, the Committee in January 2012 approved merit increases in the salaries for the named executive officers, except for Ms. Sitherwood and Mr. Yaeger, ranging from 2.97% – 3.01%, effective February 1, 2012. Mr.

Yaeger did not receive an adjustment due to his retirement date and Ms. Sitherwood did not receive an adjustment due to her date of hire, September 2011.

In addition to consideration of merit-based increases, the Committee also reviews the market pay data and determines whether to make certain market adjustments to base salaries that, when combined with short-term incentives and long-term incentives, produce total target direct compensation that is consistent with the stated compensation philosophy. After reviewing total target compensation of the Company’s named executive officers and considering the factors outlined above in this section, the Committee approved market adjustments, ranging from 0.75% - 8.61%, for Messrs. Waltermire, Spotanski, Darrell and Skau, also effective February 1, 2012.

In addition, Management eliminated Company-paid vehicles and parking for all officers of the Company. Due to this change, the Committee approved an annual base salary adjustment of $12,000 to each officer, excluding Ms. Sitherwood, effective July 1, 2012.

Short-Term Incentives

Annual Incentive Plan
The Company’s Annual Incentive Plan (“AIP”) is designed to motivate and reward participants for short-term, annual results tied to corporate financial, operational and customer objectives, as well as to individual performance objectives. At the beginning of each fiscal year, the Board reviews and sets key performance indicators for the AIP based on the corporate business and strategic plan for the upcoming year. The level of attainment of the key performance indicators, which is calculated after completion of the fiscal year, determines the extent to which the AIP is funded. After completion of the fiscal year, the Committee, with assistance from the Company’s Internal Audit department, determines first the extent to which the AIP is funded based upon corporate performance for the year, and if corporate performance is sufficient to fund awards, the extent to which each executive shall be rewarded based on individual performance. In fiscal year 2012, awards for executives were based on the performance of the Company and individual performance.

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  21

The AIP Target Opportunity is a dollar value expressed as a percentage of the participant’s base salary, and the actual award is based on performance against pre-defined goals and objectives. In fiscal year 2012, the maximum award for an executive was 150% of target. The Committee seeks to establish AIP Target Opportunities at levels that, when combined with base salary and long-term incentives, produce total target direct compensation that is consistent with the stated compensation philosophy. The AIP target opportunity percentages were approved by the Committee following an assessment by its Consultant of the total target direct compensation packages for the executive officers. Individual performance is evaluated on achievement of the individual’s objectives. Individual objectives for each named executive officer are set at the beginning of the fiscal year. These objectives are related to each executive’s functional area of responsibility and are aligned with the corporate strategy.

		Potential Performance Levels/Funding Rate
				High	Actual EPS
		Threshold	Target	Performance	Performance
Performance Measure	Weighting	50%	100%	150% (1)	Level
Earnings Per Share (2)	70%	$2.50	$2.75	$3.10	$2.80 (2)
Customer Satisfaction Survey (as measured by RDA (3))	15%	Improvement	Improvement	Improvement	Improvement
		made in 2012	made in 2012	made in 2012	made in 2012
		over 2011 in 2 of	over 2011 in 3 of	over 2011 in all	over 2011 in 4 of
		the 4 key drivers	the 4 key drivers	4 key drivers	the 4 key drivers
		of customer	of customer	of customer	of customer
		satisfaction	satisfaction	satisfaction	satisfaction
Aggregate Attainment of Strategic Milestones	15%	60%	80%	100%	90%

(1)	Maximum funding level.

(2)	Represents basic net economic earnings per share. Net economic earnings exclude from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions. These adjustments, which primarily impact the Non-Regulated Gas Marketing Segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these timing differences provides a useful representation of the economic impact of only the actual settled transactions and overall results of ongoing operations. In calculating net economic earnings, management also excludes from net income the after-tax costs related to acquisition, divestiture and restructuring activities, if any, when evaluating on-going performance. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures. More information regarding net economic earnings can be found in our annual report on Form 10-K in the Earnings Section of our Management’s Discussion and Analysis of Financial Condition and Results of Operations.

(3)	RDA Group is an independent global market research and consulting company.

The table below indicates for the named executive officers, their range of payout opportunities for fiscal year 2012, their target opportunities and the awards paid in November 2012 based on Company and individual performance results:

	Threshold	Target		High	Actual
	Performance (1)	Performance (1)		Performance (1)	AIP Award (1)
Sitherwood	50%	75%	$412,500	100%	89%	$486,750
Yaeger	50	75	502,500	100	–	–
Waltermire	20	40	116,200	60	47	137,100
Darrell	20	40	106,200	60	47	125,300
Skau	20	40	87,320	60	47	103,000
Spotanski	20	40	99,800	60	52	130,000

(1)       Represents percentage of 9/30/11 base salary.

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  22

Performance status is reviewed periodically during the year and the Committee reviews and approves the final evaluation shortly after the end of the fiscal year. Some discretionary adjustments may be applied where appropriate, and there are instances where objectives may be modified during the year, when warranted.

After evaluating the performance of the Company and the named executive officers in fiscal year 2012, the Board approved the annual incentive awards. The award for Ms. Sitherwood reflected her development and implementation of strategic objectives and her leadership role in achieving the third highest earnings in the history of the Company. The award for Mr. Waltermire reflected his leadership in implementing supply chain operating efficiencies and his effectiveness as the Chair of the Executive Steering Committee of the Company’s Enterprise Resource Planning (ERP) systems implementation. Mr. Darrell’s award reflected his role in providing legal support and review for multiple Company strategic initiatives. Mr. Skau’s award reflected his leadership over the implementation of numerous human resources policy and plan changes. Mr. Spotanski’s award reflected his continuing leadership role and success in driving operating efficiencies throughout the core utility subsidiary, prior to fully transitioning to his new integration and innovation role, as well as his oversight of successful improvements with customer satisfaction. Mr. Yaeger did not receive an award due to his retirement.

In July 2012, after reviewing internal and external information, the Committee approved individual annual incentive target increases to Messrs. Waltermire, Darrell and Spotanski to 60%, 50% and 50%, respectively, in order to maintain a competitive target compensation position for their roles. These targets represent a percentage of base salary and will be applicable for any awards payable based on performance in fiscal year 2013. Furthermore, the Committee approved an adjustment to Ms. Sitherwood’s threshold and maximum target opportunity to 37.5% and 112.5% in order to be more consistent with most other officers that have threshold and maximums that are 50% and 150% of their target opportunity. The Committee also approved increasing Mr. Spotanski’s individual maximum target opportunity to 100% of his base salary due to the nature of his new integration and innovation role.

Recognition Awards
During 2011, the Board actively pursued a successor to Mr. Yaeger, considering both internal and external candidates. At the conclusion of its process, the Board determined that Ms. Sitherwood was the appropriate person for the position at this time. The Board wanted to ensure that Ms. Sitherwood would inherit an intact leadership team and wanted to recognize Messrs. Waltermire and Spotanski for their excellent contributions and service to Laclede. Thus, the Board approved in July 2011, one-time $100,000 cash recognition awards to Messrs. Waltermire and Spotanski in recognition of their past and continued leadership commitment to Laclede. The awards vested on September 30, 2012 and were paid in October 2012.

Long-Term Incentives

2006 Equity Incentive Plan
The Company provides long-term incentive compensation under its 2006 Equity Incentive Plan, as amended, to further align the interests of executives with shareholders and the long-term strategy, as well as provide a retention incentive. The Committee approved equity grants with approximately 75% of the value of long-term incentives being awarded as performance contingent restricted awards (“PCRAs”) and approximately 25% of the value being awarded in time-based restricted shares. The time-based restricted shares are believed to contribute to share ownership and serve as an effective retention vehicle.

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  23

Fiscal Year 2012 Grants for the Period
10/1/11 – 9/30/14
On December 1, 2011, the Committee granted time-based restricted shares and PCRAs (“2012 PCRAs”) to 20 officers, including all of the named executive officers. Both the time-based restricted shares and the PCRAs are included in the Grants of Plan-Based Awards table in this proxy statement. The time-based restricted shares fully vest on the third anniversary of the grant date if the recipient continues employment with the Company through that date.

The PCRAs consist of restricted stock units that become eligible to vest after the performance period is complete and the Company’s average earnings per share over the performance period exceeds the annualized declared dividend per share ($1.66 for these fiscal year 2012 grants) for the common stock as of the award date (“Dividend Related Earnings”). If there are no Dividend Related Earnings, the units and related dividend equivalents shall be forfeited. If the Company meets the Dividend Related Earnings metric, the actual number of units that vest may be reduced by the Committee based on other factors.

The other factors that the Committee plans to evaluate for the 2012 PCRAs are cumulative three-year average net economic earnings per share growth over fiscal years 2012 – 2014, a business portfolio development metric and a relative total shareholder return metric that are weighted at 60%, 20% and 20%, respectively. Performance under the cumulative average earnings per share growth metric is measured by calculating the three-year average. In the first year of the performance period, earnings per share were $2.80. Earnings per share for fiscal years 2013 and 2014 will be added to the 2012 earnings per share amounts for calculating the three-year average earnings per share to determine if performance at any level has been achieved. Performance under the business portfolio development metric is determined by measuring the level of organic earnings and/or investments or acquisitions made in new businesses during the three-year performance period. While we continue to explore various development options, no material acquisitions or investments were made in fiscal year 2012.

These metrics include threshold, target and high performance levels that will be evaluated. The threshold level is 50% of the target level and high performance level is 150% of the target level. Dividend equivalents on PCRAs will accrue throughout the performance period and will only be paid to the participant in proportion to the number of shares actually earned at vesting. No interest is paid on the accrued dividends.

The performance targets are considered to be confidential and competitive information, particularly to the extent the performance targets relate to projected Company financial data and strategy, neither of which the Company publicly discloses. The Committee believes that targeted levels of performance for the equity incentive plan grants are challenging and will not be achieved all of the time. The Committee also believes, at the time the performance goals were set, that high performance is set at levels that would require exceptional performance that is very difficult to achieve. Fiscal years 2009 – 2011 and 2010 – 2012 are the only periods with relatively comparable equity incentive plan metrics to the fiscal years 2012 – 2014 performance objectives. The 2009 – 2011 grants vested at 87% of the target number of shares for each officer. An analysis of the fiscal years 2010 – 2012 targets compared to actual performance, which was below target, is covered later in this section.

With regard to the Compensation Committee’s certification of performance, the Committee, which is comprised solely of independent directors, reviews and discusses the calculations of the metrics to verify compliance with the terms of the award agreement, determines the level of performance achieved and the number of shares earned. The Committee then approves a resolution that reflects the Committee’s determinations. The PCRAs will vest upon the Committee’s certification as to performance.

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  24

Prior Grants that Vested in Fiscal Year 2012
In November 2009, the Committee granted time-based restricted shares and PCRAs to 15 current officers, including all named executive officers, except for Ms. Sitherwood who was not employed with the Company at that time. The time-based restricted shares vested on November 4, 2012, which was the third anniversary of the grant date. Mr. Yaeger forfeited all outstanding time-based restricted shares at the time of his retirement, but he received a time-based restricted stock unit award in February 2008 that vested on December 1, 2011 prior to his retirement.

The PCRAs were granted for the performance period of fiscal years 2010 – 2012. The vesting of those awards was contingent upon the attainment of GAAP earnings per share growth and business portfolio development over the three-year performance period. The awards also included a modifier through which the Committee may reduce the award by up to 25% if relative total shareholder return was below the median of the comparator group. Total shareholder return (“TSR”) for the Company and comparator group was calculated as follows:

Total Share Value at the end of	MINUS	Average Share Price Immediately
the Performance Period		Prior to the Grant
Average Share Price Immediately Prior to the Grant.

Total Share Value at the end of the Performance Period is calculated as the average share price for the last quarter of the performance period (7/1/12 – 9/30/12) plus the value of reinvested dividends. Average Share Price Immediately Prior to the Grant is calculated using the average share price for the last quarter immediately prior to the grant (7/1/09 – 9/30/09).

In reviewing the Company’s performance over the period and in accordance with the terms of the Equity Incentive Plan, the Committee determined the Company’s performance level at the end of the period by averaging the earnings per share at the time of performance for fiscal years 2010, 2011 and 2012, all on a GAAP basis. The metrics and actual performance for these PCRAs were as follows:

		Threshold	Target	High	Actual
	Weighting	Performance	Performance	Performance	Performance
Three Year Average EPS	80%	$2.50	$2.75	$3.00	$2.70
Portfolio Development	20%	Investment of	Investment of	Investment of	Below Target
		$50 million or	$100 million or	$150 million or
		earnings added	earnings added	earnings added
		of $.10/share	of $.20/share	of $.30/share

The Company’s total shareholder return was above the median (5th out of 10). Therefore, the Committee did not apply the discretionary modifier to reduce each award by 25%. On November 14, 2012, the Committee certified these performance outcomes, resulting in a total of 22,199 PCRA shares vesting (representing 72% of target) for the named executive officers. A total of 20,500 time-based restricted shares also vested for the named executive officers over the last year. The table below shows the number of PCRAs and time-based shares that vested for each named executive officer.

	PCRAs	Time-Based
Sitherwood	–	–
Yaeger	9,239	15,000
Waltermire	3,600	1,500
Darrell	3,600	1,500
Skau	2,160	1,000
Spotanski	3,600	1,500

Incentive Compensation Plan
Laclede Gas Company offered an Incentive Compensation Plan that was designed to provide a long-term incentive for certain senior executives. The plan provided for the award of share units with two payment features: quarterly dividend

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  25

equivalent payments and an annual deferred compensation amount based on changes in consolidated retained earnings. The Laclede Gas Incentive Compensation Plan was frozen in 2003. Under the plan, Mr. Yaeger was the only active employee participant in fiscal year 2012 and he has 73,465 fully vested share units. There are also other retired executives receiving benefits under this plan. The dividend equivalents and deferred compensation amounts are reflected in the All Other Compensation and Non-Equity Incentive Plan Compensation columns, respectively, of the Summary Compensation Table.

Post-Termination Compensation

The Company believes it is important to provide officers the payment of benefits in the event of a termination, resignation or retirement after a change in control, particularly since it does not enter into employment agreements. As a result, various Company plans include provisions relative to vesting or payments in the event of a termination after a change in control. More details on these various provisions are discussed later in the Potential Payments Upon Termination or Change in Control section.

The Company’s Management Continuity Protection Plan provides for lump sum severance payments if an officer’s employment is terminated for any reason (other than death, disability or for actions involving moral turpitude) within a certain period following a change in control. As noted in the executive summary, the Company adopted a new plan for those first becoming officers on and after January 1, 2011. These changes include a provision that the Company must terminate the executive’s employment other than for cause, or the executive must terminate employment for good reason, following a change in control in order to trigger the benefit. Furthermore, the coverage period was reduced to 24 months after a change in control for all new participants. For more discussion of the details of these plan provisions, see the discussion in Potential Payments Upon Termination or Change in Control section.

Ms. Sitherwood is the only named executive officer that is not currently covered by the Management Continuity Protection Plan. The Company and Ms. Sitherwood entered into a severance benefit agreement as of September 1, 2011, which expires September 1, 2014 and addresses benefits payable with or without a change in control upon her termination without cause or upon her resignation for good reason, each such case referred to as a “qualifying termination.” Effective September 1, 2014, she will be eligible to participate in the Management Continuity Protection Plan. For more discussion on the details of the provisions in this agreement, see the Potential Payments Upon Termination and Change in Control section later in this proxy.

Executive Salary Protection Plan
The Executive Salary Protection Plan entitles the designated beneficiaries of a participating executive officer to receive certain payments upon the executive officer’s death. The amount of the payment is determined based upon the annual salary of the executive officer, whether the executive officer was actively employed or retired and the age of the executive officer, all as of the time of the executive officer’s death. If the executive officer dies prior to retirement, his beneficiary receives, payable monthly, an aggregate amount equal to his annual salary at death for the first year following the officer’s death. In each of the nine years following that first year, his beneficiary receives, payable monthly, an aggregate amount equal to ½ his annual salary at death. If the officer dies after retirement, but before age 70, his beneficiary receives, payable in four equal installments, an aggregate amount equal to twice the officer’s annual salary at retirement. If the officer dies after retirement and after age 70, his beneficiary receives, payable in two equal installments, an aggregate amount equal to the officer’s annual salary at retirement. In fiscal year 2012, Mr. Yaeger was the only active employee participant in this plan.

The Company provides a life insurance benefit for the other named executive officers in an amount equal to: (i) double their base salary up

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  26

to a maximum benefit of $500,000 while they are employed by the Company and prior to age 65, (ii) 65% of double their base salary while they are employed on and after age 65 but before age 70, (iii) one times their base salary after retirement but before age 70, and (iv) ½ times their base salary after age 70. The costs for this coverage are included in the All Other Compensation column of the Summary Compensation Table.

Deferred Income Plans
Since 1986, the Company has offered its directors, officers and certain key employees the opportunity to defer income under deferred income plans. More details on the plan are provided in the Nonqualified Deferred Compensation section later in this proxy statement.

Other Company Provided Benefits

The Company believes retirement, health and welfare benefits serve an important role in the total compensation and benefits package offered to employees to assist in attracting and retaining key talent. The Company, through its subsidiary, Laclede Gas Company, provides both Company-paid and voluntary health and welfare programs. The programs are reviewed periodically pursuant to the Company’s intent to be competitive within the industry in terms of total compensation.

Retirement Plans
The Company offers its employees defined contribution 401(k) plans that provide Company matches for all employees, including the named executive officers. All of the named executive officers participated in the Laclede Gas Company Salary Deferral Savings Plan in 2012.

Laclede Gas Company also provides a qualified defined benefit retirement plan for its employees. Benefit payments under this plan are based upon a participant’s “average final compensation” and years of service. Effective January 1, 2009, the Company froze the years of service component of the formula and introduced a new qualified defined benefit retirement formula derived from cash balance pay credits based on a participant’s age. Laclede Gas Company also provides nonqualified supplemental retirement plan benefits. More details relative to these plans are included in the Pension Benefits and Nonqualified Deferred Compensation sections later in this proxy statement.

Perquisites
As a matter of business philosophy, the Company provides limited perquisites or personal benefits to executive officers (including the CEO). These limited perquisites included the personal use of a Company automobile, parking at the Company headquarters, spousal travel to industry associations that encourage spousal attendance, club memberships that are used primarily for business purposes, and Company paid annual physical exams. Effective July 1, 2012, the Company no longer offers Company automobiles or Company-paid parking to officers. When an executive must relocate, perquisites may also include the payment of relocation expenses as well as the associated tax obligations.

Tax Implications of the Committee’s Compensation Decisions

The Committee considers Section 162(m) of the Internal Revenue Code in the design of incentive plans to preserve the corporate tax deductibility of compensation. In some circumstances, however, the Committee recognizes that factors other than tax deductibility should be considered in determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and its shareholders. Annually, the Committee reviews all compensation programs and payments, including the tax impact on the Company.

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  27

Accounting Information

The Company accounts for equity incentive grants under FASB ASC Topic 718. The fair value of restricted stock awards is estimated using the closing price of the Company’s common stock on the grant date or, for those with the total shareholder return modifier, as valued by a Monte Carlo simulation model that assesses probabilities of various outcomes of market conditions. Each year an independent third party runs the Monte Carlo simulation, which is subject to the audit procedures of the Company’s independent registered public accounting firm. During fiscal year 2012, the Company did not make any modifications to equity grants that resulted in a re-measurement of expense under the accounting rules.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis section included in this proxy statement. Based on this review and discussion, the Committee recommended to the Board (and the Board has approved) that the CD&A be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012.

Compensation Committee
Arnold W. Donald, Chairman
Edward L. Glotzbach
Anthony V. Leness
Brenda D. Newberry
John P. Stupp Jr.

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  28

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The table that follows presents information about compensation for the Company’s named executive officers for the last fiscal year. During fiscal year 2012, Mr. Yaeger retired effective February 1, 2012. Ms. Suzanne Sitherwood became President of the Company effective September 1, 2011 and was appointed President and Chief Executive Officer effective February 1, 2012. Also, Mr. Skau will be retiring January 1, 2013.

Salary – Salary includes amounts earned in the most recent fiscal year. In fiscal year 2012, the Board considered adjustments to salaries of officers at its January meeting after the appointment of officers. The amounts in this column also include any amounts of salary that the named executive officer may have deferred under the Laclede Gas Company Salary Deferral Savings Plan and deferred income plans. Salary deferred under the deferred income plans also appears in the Executive Contributions in Last FY column of the Nonqualified Deferred Compensation table later in this proxy statement.

Bonus – The amounts in this column represent sign-on or discretionary bonuses. Amounts under the Company’s Annual Incentive Plan are reported in the Non-Equity Incentive Plan Compensation column.

Stock Awards – The amounts in this column represent the aggregate grant date fair value calculated using the provisions of FASB ASC Topic 718 exclusive of the estimate of forfeitures. For those shares subject to performance based conditions, the value reflects the probable outcome as of the grant date.

Non-Equity Incentive Plan Compensation – This column includes incentive payments earned by the named executive officers under the Annual Incentive Plan, as well as deferred compensation amounts earned under the Laclede Gas Incentive Compensation Plan. Further details relative to the Plan are in the Compensation Discussion and Analysis.

With regard to the Laclede Gas Incentive Compensation Plan, share units were awarded that provide for the payment of dividend equivalents and the accrual of annual deferred compensation amounts. The amounts in this column represent the accruals of deferred compensation amounts in 2012. The dividend equivalent payments are in the All Other Compensation column. The plan has been frozen as to new participants and no awards have been made since 2002. Of the named executive officers, only Mr. Yaeger had outstanding awards under this plan and was fully vested in his award of 73,465 share units. Because Mr. Yaeger is fully vested, he, and his spouse after his death, is entitled to continue receiving dividend equivalent payments for life. The deferred compensation amounts are payable upon retirement in 10 annual installments with interest credited after retirement based on the then current prime rate. These amounts are also included in the Company Contributions in Last FY column of the Nonqualified Deferred Compensation Table later in this proxy statement.

Change in Pension Value and Nonqualified Deferred Compensation Earnings – This column includes the aggregate change in the actuarial present value of the named officers’ accumulated benefit under the Employees’ Retirement Plan of Laclede Gas Company and the Supplemental Retirement Plans, as well as the above market or preferential earnings in fiscal year 2012 on deferrals in the Deferred Income Plans.

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  29

Summary Compensation Table

						Change in
						Pension Value
						And
					Non-Equity	Nonqualified
					Incentive	Deferred
				Stock	Plan	Compensation	All Other
Name	Year	Salary	Bonus	Awards (1)	Compensation (2)	Earnings (3)	Compensation (4)	Total
Yaeger	2012	$223,333	$–	$642,411	$83,750	$45,828	$99,025	$1,094,347
Retired	2011	663,333	–	732,586	691,831	273,952	170,613	2,532,315
Chairman of the Board	2010	643,333	–	611,999	421,445	453,417	160,480	2,290,674
& CEO
Sitherwood	2012	$550,000	$–	$645,668	$486,750	$128,317	$70,150	$1,880,885
President & CEO	2011	45,833	234,375	553,328	–	35	12,736	846,307
Waltermire	2012	$315,967	$100,000	$254,250	$137,100	$434,385	$34,329	$1,276,031
Executive Vice	2011	266,000	–	216,008	141,000	243,045	24,318	890,371
President, Chief	2010	247,167	–	180,398	95,450	316,876	17,617	857,508
Financial Officer
Darrell	2012	$275,167	$–	$254,250	$125,300	$112,872	$36,304	$803,893
Senior Vice	2011	262,933	–	216,008	122,000	61,474	26,875	689,290
President, General	2010	255,533	–	180,398	71,930	90,726	26,941	625,528
Counsel and Chief
Compliance Officer
Skau	2012	$228,967	$–	$156,522	$103,000	$313,580	$36,053	$838,122
Senior Vice President,
Chief Human
Resources Officer
Spotanski	2012	$262,100	$100,000	$254,250	$130,000	$471,104	$35,038	$1,252,492
Senior Vice President,	2011	246,167	–	216,008	130,000	235,685	21,838	849,698
Chief Integration and	2010	237,167	–	180,398	83,100	372,278	24,194	897,137
Innovation Officer

(1)	See Note 3, Stock-Based Compensation, of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal years ended September 30, 2010, 2011, and 2012 for discussions regarding the manner in which the fair value of these awards are calculated, including assumptions used. The maximum amount for the stock awards for the named executive officers are as follows:

	2012	2011	2010
Yaeger	$904,563	$959,324	$795,052
Sitherwood	842,295	553,328	–
Waltermire	333,690	284,714	235,866
Darrell	333,690	284,714	235,866
Skau	204,186	–	–
Spotanski	333,690	284,714	235,866

The amounts for stock awards are presented excluding any actual or estimated forfeitures. Due to his retirement, Mr. Yaeger forfeited a portion of his awards granted in 2010, 2011, and 2012. Had the amounts in the Summary Compensation Table been adjusted for forfeitures, the Stock Awards amounts in the table would have been $71,379, $237,765 and $346,211 for 2010, 2011, and 2012, respectively. The maximum amounts in the above table would have been $100,507, $338,537, and $488,586 for 2010, 2011, and 2012, respectively.

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  30

(2)	In fiscal year 2012, the named executives earned awards under the Annual Incentive Plan; and Mr. Yaeger accrued deferred compensation amounts under the Laclede Gas Company Incentive Compensation Plan and Laclede Gas Company Incentive Compensation Plan II, which represents the incentive compensation plan as modified to comply with section 409A of the Code. The details are below:

	Annual Incentive Plan Award Earned	Incentive Compensation Plan – Deferred Compensation Amounts Accrued	Total
Yaeger	$–	$83,750	$83,750
Sitherwood	486,750	–	486,750
Waltermire	137,100	–	137,100
Darrell	125,300	–	125,300
Skau	103,000	–	103,000
Spotanski	130,000	–	130,000

(3)	The amounts shown below in the Above-Market Interest column are also included in the amounts in the Aggregate Earnings in Last FY column of the Nonqualified Deferred Compensation table for the deferred income plans. The amounts payable to Mr. Yaeger under the Company’s pension plan are reported in the pension plan table on page 36.

	Increase in Pension Value	Above-Market Interest	Total
Yaeger	$16,179	$29,649	$45,828
Sitherwood	125,225	3,092	128,317
Waltermire	432,422	1,963	434,385
Darrell	110,862	2,010	112,872
Skau	310,670	2,910	313,580
Spotanski	464,953	6,151	471,104

(4)	The table below provides details on the amounts included in this column:

	401(k) Match	Dividend Equivalents Under Laclede Gas Incentive Compensation Plan	Perquisites	Other	Total
Yaeger	$8,325	$30,488	$8,674	$51,538	$99,025
Sitherwood	12,250	–	57,900	–	70,150
Waltermire	11,998	–	22,331	–	34,329
Darrell	12,304	–	24,000	–	36,304
Skau	12,310	–	23,743	–	36,053
Spotanski	12,305	–	22,733	–	35,038

Perquisites include personal use of sports boxes, Company automobiles, and club memberships not used wholly for business purposes; life insurance premiums, physical exams, parking, and spousal travel. For Ms. Sitherwood, this includes reimbursement for medical premiums and moving expenses. Values for perquisites are based on aggregate incremental costs to the Company and its subsidiaries. For Ms. Sitherwood, the perquisites amount includes $55,593 in relocation costs. For Mr. Yaeger, the other amount includes $51,538 for pay in lieu of vacation.

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  31

Grants of Plan-Based Awards

The plans under which grants in the table below were made are generally described in the Compensation Discussion and Analysis in the Annual Incentive Plan and Equity Incentive Plan sections. Under the Annual Incentive Plan, potential targets for awards are typically approved in November with the determinations of earned award amounts made in the following October based upon individual and corporate performance in the most recently completed fiscal year. Equity awards are generally considered for award in October each year, with the grant date being the first business day of December. Under the Equity Incentive Plan, performance awards, stock appreciation rights, stock options, restricted stock grants, and restricted stock units may be awarded.

Grants of Plan-Based Awards Table

			Estimated Possible Payouts Under			Estimated Future Payouts Under
			Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)
									All Other	Grant
	Grant	Action					(In Shares)		Stock	Date Fair
Name	Date	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards (3)	Value (4)
Yaeger	11/16/11	11/16/11	$111,667	$167,500	$223,333
	12/01/11	10/26/11				8,250	16,500	24,750	–	$642,411
Sitherwood	11/16/11	11/16/11	275,000	412,500	550,000
	12/01/11	10/26/11				6,188	12,375	18,563	4,125	645,668
Waltermire	11/16/11	11/16/11	58,100	116,200	174,300
	12/01/11	10/26/11				2,500	5,000	7,500	1,500	254,250
Darrell	11/16/11	11/16/11	53,100	106,200	159,300
	12/01/11	10/26/11				2,500	5,000	7,500	1,500	254,250
Skau	11/16/11	11/16/11	43,660	87,320	130,980
	12/01/11	10/26/11				1,500	3,000	4,500	1,000	156,522
Spotanski	11/16/11	11/16/11	44,900	99,800	149,700
	12/01/11					2,500	5,000	7,500	1,500	254,250

(1)	These columns show the range of payouts for performance in fiscal year 2012. The amounts paid in fiscal year 2013 but earned based upon performance in fiscal year 2012 are included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table and are based on the metrics described in the Compensation Discussion and Analysis.

(2)	These columns show the range of payouts for the performance-contingent restricted awards granted in fiscal year 2012.

(3)	This column shows the number of shares of time-vested restricted stock granted in fiscal year 2012 as to which the restrictions will lapse on December 1, 2014.

(4)	This column provides the grant date fair value using the provisions of FASB ASC Topic 718, exclusive of the estimate of forfeitures. For those shares in the Estimated Future Payouts Under Equity Incentive Plan Awards columns, the value reflects the probable outcome on the grant date and is the same as the amount included for such shares in the Stock Awards column for 2012 in the Summary Compensation Table.

In December 2011, awards were made to Ms. Sitherwood and Messrs. Yaeger, Waltermire, Darrell, Skau, and Spotanski. These awards included performance-contingent restricted stock units that vest upon the attainment of multi-year performance objectives. Under the terms of the awards, these units may vest if certain corporate performance metrics for the 2012 – 2014 fiscal year performance period are met or exceeded. The performance criteria for the units in fiscal year 2012 are the cumulative three-year average net economic earnings per share growth over fiscal years 2012 – 2014, a business portfolio development metric, and a relative total shareholder return metric that are weighted at 60%, 20%, and 20%, respectively. If the performance contingency is not satisfied for the fiscal years 2012 – 2014 performance period, the awards will be forfeited. At the conclusion of the performance period, payouts can range from

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  32

0% to 150% of target. After vesting, executives are expected to retain 90% of vested shares, net of those used for the payment of taxes, until their stock ownership requirements are met. In the event of a change in control, vesting may accelerate at the target level on a pro rata basis if the awards have not already been forfeited and the successor does not assume the award or provide a comparable award, provided that the assumed or replacement award must provide that the vesting will be accelerated if the participant is terminated without cause within 24 months of the change in control. If a participant leaves the Company due to death, disability or retirement, the participant’s award may vest on a pro rata basis if the performance metrics are met. Dividend equivalents on performance-contingent restricted grants are accrued throughout the performance period and paid to the participant in proportion to the amount of shares actually earned at vesting. No interest is paid on the accrued dividends. More details on these awards are included in the Compensation Discussion and Analysis.

In addition to the performance-contingent grants, Ms. Sitherwood and Messrs. Waltermire, Darrell, Skau and Spotanski were also awarded time-based restricted stock on December 1, 2011. The restrictions will lapse as to these shares on December 1, 2014. If the executive is terminated without cause within two years after a change in control, the executive will become vested in the restricted shares at that time. If the executive leaves the Company’s employment prior to the vesting date due to mandatory retirement, the executive will vest pro-rata in the restricted shares on the mandatory retirement date.

More details on these awards are included in the Compensation Discussion and Analysis.

Outstanding Equity Awards Table

	OPTION AWARDS					STOCK AWARDS
										Equity
									Equity	Incentive
									Incentive	Plan Awards:
									Plan Awards:	Market or
							No.	Market	No. of	Payout Value
		Number of	Number of				of Shares	Value of	Unearned	of Unearned
		Securities	Securities				or Units	Shares or	Shares, Units	Shares, Units
		Underlying	Underlying			Stock	of Stock	Units of	or Other	or Other
	Option	Unexercised	Unexercised	Option	Option	Award	That	Stock That	Rights That	Rights That
	Grant	Options	Options	Exercise	Expiration	Grant	Have Not	Have Not	Have Not	Have Not
Name	Date	Exercisable	Unexercisable	Price	Date	Date	Vested (1)	Vested (2)	Vested (3)	Vested (2)
Yaeger	11/5/03	30,000	–	$28.85	11/5/13	11/4/09	–	$–	12,833	$551,879
	11/3/04	40,000	–	30.95	11/3/14	12/1/10	–	–	7,333	315,319
	–	–	–	–	–	12/1/11	–	–	1,833	78,819
Sitherwood	–	–	–	–	–	9/1/11	4,690	$201,670	10,000	$430,000
	–	–	–	–	–	12/1/11	4,125	177,375	12,375	532,125
Waltermire	11/5/03	8,000	–	$28.85	11/5/13	11/4/09	1,500	$64,500	5,000	$215,000
	11/3/04	6,000	–	30.95	11/3/14	12/1/10	1,500	64,500	5,000	215,000
	–	–	–	–	–	12/1/11	1,500	64,500	5,000	215,000
Darrell	–	–	–	–	–	11/4/09	1,500	$64,500	5,000	$215,000
	–	–	–	–	–	12/1/10	1,500	64,500	5,000	215,000
	–	–	–	–	–	12/1/11	1,500	64,500	5,000	215,000
Skau	11/3/04	3,000	–	$30.95	11/3/14	11/4/09	1,000	$43,000	3,000	$129,000
	–	–	–	–	–	12/1/10	1,000	43,000	3,000	129,000
	–	–	–	–	–	12/1/11	1,000	43,000	3,000	129,000
Spotanski	11/5/03	6,000	–	$28.85	11/5/13	11/4/09	1,500	$64,500	5,000	$215,000
	11/3/04	6,000	–	30.95	11/3/14	12/1/10	1,500	64,500	5,000	215,000
	–	–	–	–	–	12/1/11	1,500	64,500	5,000	215,000

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  33

(1)	Vesting dates for these awards are provided below:

Grant Date	Vesting Date
11/4/09	11/4/12
12/1/10	12/1/13
9/1/11	1/3rd on 9/1/13 & 9/1/14
12/1/11	12/1/14

(2)	The dollar amounts in these columns reflect the value calculated at $43.00 per share, the closing price of the Company stock on September 28, 2012.

(3)	Vesting dates, performance periods and levels of awards, assuming performance metrics are met, are provided below:

	Performance
Grant Date	Period	Vesting Date	Name	Threshold	Target	Maximum
11/4/09	10/1/09-9/30/12	Date of performance certification	Yaeger	6,416	12,833	19,250
			Waltermire	2,500	5,000	7,500
			Darrell	2,500	5,000	7,500
			Skau	1,500	3,000	4,500
			Spotanski	2,500	5,000	7,500
12/1/10	10/1/10-9/30/13	Date of performance certification	Yaeger	3,666	7,333	11,000
			Waltermire	2,500	5,000	7,500
			Darrell	2,500	5,000	7,500
			Skau	1,500	3,000	4,500
			Spotanski	2,500	5,000	7,500
9/1/11	9/1/11-9/1/16	Date of performance certification	Sitherwood	5,000	10,000	–
12/1/11	10/1/11-9/30/14	Date of performance certification	Yaeger	916	1,833	2,750
			Sitherwood	6,188	12,375	18,563
			Waltermire	2,500	5,000	7,500
			Darrell	2,500	5,000	7,500
			Skau	1,500	3,000	4,500
			Spotanski	2,500	5,000	7,500

Option Exercises and Stock Vested in Fiscal 2012 Table

	Option Awards		Stock Awards
	No. of Shares	Value Realized	No. of Shares	Value Realized
Name	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Yaeger	20,000	$321,494	34,855	$1,390,596
Sitherwood	–	–	2,310	98,013
Waltermire	–	–	5,850	234,176
Darrell	–	–	5,850	234,176
Skau	–	–	3,610	144,508
Spotanski	–	–	5,850	234,176

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  34

Pension Plan Compensation

Laclede Gas Company maintains the Employees’ Retirement Plan of Laclede Gas Company, a tax-qualified defined benefit plan. Effective January 1, 2009, Laclede Gas amended its plan to change the way benefits are calculated. Prior to that date, the Plan provided benefits based on a final pay formula that used a participant’s years of credited service and average final compensation. The average final compensation is the highest consecutive three-year average of the final ten years of employment. Participants’ years of credited service under the plan were frozen as of December 31, 2008; however, the average final pay was not frozen and will continue to be based on the highest three-year average in the final ten years of employment. Benefits under the plan formula in effect prior to January 1, 2009 are referred to as “grandfathered benefits.” With respect to annual incentive compensation paid on or after January 1, 2013, average final compensation will exclude such incentive compensation for purposes of the grandfathered benefit. Of the named executive officers, Messrs. Yaeger, Waltermire, Darrell, Skau and Spotanski have grandfathered benefits under the grandfathered formula.

While normal retirement age under the plan is age 65, participants may retire at age 60 with 10 or more years of service without reduction of the grandfathered benefit for early retirement. We assumed retirement at age 60 in calculating the grandfathered benefits for all the executives except Mr. Yaeger, whose actual benefits at retirement is provided.

On and after January 1, 2009, the plan uses a cash balance formula that provides: (i) a cash balance credit from between 4-10% of compensation depending on the participant’s age and (ii) interest credits using a rate equal to an average of corporate bond rates published by the Internal Revenue Service. Benefits under the plan formula in effect on and after January 1, 2009 are referred to as “current benefits.” The cash balance credit and interest credit are applied as of December 31 of each year, on an average monthly basis, with interest compounded monthly. During fiscal year

2012, Mr. Yaeger received a 10% cash balance credit, Mr. Skau received 8% cash balance credits for three months and 9% cash balance credits for the remainder of the year, and Ms. Sitherwood and Messrs. Waltermire, Darrell, and Spotanski each received 8% cash balance credits. The early retirement amount of the current benefits will be the amount credited in the participant’s cash balance account in the case of a lump sum payment. If an annuity is taken at early retirement, the benefit will be the actuarial equivalent of the lump sum amount.

The Internal Revenue Code generally places a limit on the amount of the annual pension that can be paid from a tax-qualified plan as well as on the amount of annual earnings that can be used to calculate a pension benefit. Since 1977, Laclede Gas has maintained a Supplemental Retirement Benefit Plan, a nonqualified plan that covers benefits that accrued through December 31, 2004 and that pays eligible employees the difference between the amount payable under the tax-qualified plan and the amount they would have received without the limits on the qualified plan. The Company adopted the Supplemental Retirement Benefit Plan II to comply with section 409A of the Code, which covers benefits accrued from January 1, 2005 through December 31, 2008. It also adopted the Cash Balance Supplemental Retirement Benefit Plan to provide similar supplemental benefits for those that accrue on and after January 1, 2009 under the new pension plan formula.

Please note the following relating to the benefits shown in the table below:

■	The Supplemental Retirement Benefit Plans are unfunded and subject to forfeiture in the event of bankruptcy.
■	The years of credited service in the table are the same as the executives’ years of actual service as of December 31, 2008, when years of service were frozen for all participants.

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  35

■	The compensation used to determine current and grandfathered benefits under the Plans include the amounts in the Salary column and the amount attributable to payments under the Annual Incentive Plan in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

■	Executives at the Company are subject to mandatory retirement at age 65 unless the Board of Directors asks them to continue working past that age.
■	The pension benefits in the table below were calculated using:
  the September 30, 2012 measurement date;

  the same assumptions as described in Note 2, Pension Plans and Other Postretirement Benefits, of the consolidated financial statements in the Company’s annual report for the fiscal year ended September 30, 2012, except we used retirement at the greater of 60 or the executive’s actual age as noted above for the grandfathered benefit and, as required, we did not use an income growth assumption nor any forfeiture assumption;
  for the grandfathered benefit, the greater of
■	years of service, multiplied by the sum of 1.7% of Social Security covered compensation (a 35-year average of Social Security maximum bases) plus 2.0% of the highest average normal compensation during a 36-month period in the 10 years prior to the measurement date in excess of Social Security covered compensation; and

■	the highest average normal compensation during a 36-month period in the 10 years prior to the measurement date, multiplied by (i) years of service and (ii) the benefit factor of 2.1%, less the executive’s estimated Social Security benefit multiplied by 1.25% for each year of service up to a maximum of 40 years; and
  the assumption of a 90% probability that the participant elects a lump sum equivalent of the monthly annuity amount described above.

Pension Benefits Table

		No. of Years	Present Value	Payments
		Credited	of Accumulated	During
Name	Plan Name	Service (2)	Benefit	Last Year (1)
Yaeger	Laclede Gas Company Employees’ Retirement Plan	18.08	$–	$1,488,309
	Supplemental Retirement Benefit Plans	18.08	–	6,372,209
Sitherwood	Laclede Gas Company Employees’ Retirement Plan	–	23,945	–
	Supplemental Retirement Benefit Plans	–	98,188	–
Waltermire	Laclede Gas Company Employees’ Retirement Plan	18.92	1,187,776	–
	Supplemental Retirement Benefit Plans	18.92	775,077	–
Darrell	Laclede Gas Company Employees’ Retirement Plan	4.67	368,182	–
	Supplemental Retirement Benefit Plans	4.67	188,475	–
Skau	Laclede Gas Company Employees’ Retirement Plan	23.83	1,518,921	–
	Supplemental Retirement Benefit Plans	23.83	394,955	–
Spotanski	Laclede Gas Company Employees’ Retirement Plan	27.00	1,571,471	–
	Supplemental Retirement Benefit Plans	27.00	786,276	–

(1)	Mr. Yaeger retired February 1, 2012. The amounts in this column represent the actual amounts distributed to him pursuant to his retirement.

(2)	As noted above, years of credited service were frozen as of December 31, 2008.

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  36

Nonqualified Deferred Compensation

The amounts in the table below include contributions by the executive and earnings on those contributions under the Laclede Gas Company Deferred Income Plan II, which covers deferrals through December 31, 2004, and The Laclede Group Deferred Income Plan, which covers deferrals on and after January 1, 2005 and represents the deferred income plan as modified to comply with section 409A of the Code. The amounts relative to these plans are in the first line of the table for each executive.

The Deferred Income Plan II:

■	allows participants, including the named executive officers, to defer up to 15% of salary and directors to defer up to 100% of fees and retainers,
■	provides earnings on the deferrals based on Moody’s corporate bond average rate plus a percentage ranging from 1% to 3%, which percentage varies depending on the age of the participant at the beginning of that plan year,

■	provides for death and disability income benefits that are payable in annual installments over a 15-year period following termination of employment due to total disability or death,
■	provides retirement income benefits under the plan payable in annual installments over a 15-year period, but the payments continue for the participant’s life if the participant retires at age 65 or later for employees or age 70 or later in the case of directors, and
■	provides for a lump sum payment to the participant in the event of termination within two years following a change in control. The lump sum payment will be equal to the greater of (i) the present value of the deferral account balance projected under the minimum retirement income formula through age 65 or (ii) the actual deferral account accumulated through the termination date.

The Laclede Group Deferred Income Plan provides similar benefits, except that the retirement benefits in all circumstances are payable in 15 annual installments and benefits payable in the event of death or disability are payable in a lump sum. However, in 2008, participants were offered a one-time opportunity under the transitional relief issued by the IRS under section 409A to elect a lump sum payment alternative for retirement benefits.

For Mr. Yaeger, the second line represents the deferred compensation amounts accrued and in the aggregate for the last fiscal year on the share units awarded to him under the Laclede Gas Company Incentive Compensation Plan, which covers those units vested as of December 31, 2004, and Laclede Gas Company Incentive Compensation Plan II, which covers those units that vested on and after January 1, 2005. The Laclede Gas Company Incentive Compensation Plan II was adopted to comply with section 409A of the Code.

Nonqualified Deferred Compensation Table

		Executive	Company	Aggregate	Aggregate	Aggregate
		Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at Last
Name		Last FY (1)	Last FY (2)	Last FY (3)	Distributions (4)	FYE
Yaeger	Deferred Income Plans	$32,750	$–	$29,649	$120,319	$1,120,849
	Incentive Compensation Plan	–	83,750	–	89,342	702,647
Sitherwood	Deferred Income Plan	82,500	–	4,298	–	93,707
Waltermire	Deferred Income Plan	22,500	–	4,232	–	79,092
Darrell	Deferred Income Plans	11,700	–	4,912	–	90,725
Skau	Deferred Income Plans	20,550	–	6,910	–	127,624
Spotanski	Deferred Income Plans	35,850	–	14,992	–	276,281

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  37

(1)	The amounts in this column are also included in the Salary column of the Summary Compensation Table.

(2)	The amount in this column is also included in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column for Mr. Yaeger.

(3)	The amounts attributable to above market interest on non-qualified deferred compensation in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column in the Summary Compensation Table and identified in footnote 4 to that table are also included in this column.

(4)	The amounts in this column represent distributions of amounts that became payable to Mr. Yaeger in fiscal year 2012 due to his retirement.

Potential Payments Upon Termination or Change in Control

This section describes the potential payments and benefits to which the named executive officers would have been entitled upon termination of employment, as if such termination had occurred on the last trading day of our fiscal year – September 28, 2012 – using the New York Stock Exchange closing price of $43.00 per share of the Company’s stock on that date. The discussion does not include payments and benefits to the extent they are generally provided on a non-discriminatory basis to salaried employees upon termination of employment. Potential payments to Mr. Yaeger are not outlined in this section since he retired on February 1, 2012 and was not an active employee at the end of the fiscal year.

Due to the efforts to attract and retain Ms. Suzanne Sitherwood, President, to the Company, she received some unique provisions related to possible payments under various termination scenarios. Thus, Ms. Sitherwood’s provisions are discussed separately at the beginning of this section.

Chief Executive Officer and President’s
Potential Payments Upon Termination or
Change in Control

Severance Benefits Agreement
The Company and Ms. Sitherwood entered into a severance benefit agreement as of September 1, 2011, which expires September 1, 2014. This agreement addresses benefits payable with or without a change in control, upon her termination without cause or upon her resignation for good reason (as such terms are defined in the Company’s Management Continuity Protection Plan), each such case referred to as a “qualifying termination.” Assuming a qualifying termination on September 28, 2012, Ms. Sitherwood would be eligible for the following:

Qualifying Termination Without Change
in Control
Ms. Sitherwood would be entitled to payments in an amount equal to one times her annual base salary, plus a lump sum payment equal to the target amount for the Annual Incentive Plan (AIP) performance award for the fiscal year in which the qualifying termination occurs, as well as continued medical, dental and vision benefits for a period of up to 18 months from the date of the qualifying termination. Assuming the termination occurred at the end of the fiscal year, the value of these payments and benefits triggered by her Severance Benefit Agreement would be as follows:

1X Base Salary	$550,000
Target AIP Opportunity	412,500
Medical, Dental & Vision Benefits	6,000
Total	$968,500

Qualifying Termination with Change in Control
She would be entitled to payment of an amount equal to a non-discounted lump sum, equal to two times her average annual compensation for the five-year period immediately preceding such qualifying termination, plus an amount equal to her target AIP performance award, with such amount to be paid in a lump sum; plus continued medical, dental and vision benefits for a period of up to 18 months from the date of the qualifying termination. Assuming the termination occurred

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  38

at the end of September 2012, the value of these payments and benefits triggered by her Severance Benefit Agreement would be as follows:

2x Base Salary	$1,100,000
Target AIP Opportunity	412,500
Medical, Dental & Vision Benefits	6,000
Total	$1,518,500

Equity Awards
Ms. Sitherwood has 4,690 time-based restricted stock units and 10,000 performance contingent restricted stock units outstanding from her September 1, 2011 awards granted to her on her date of hire, referred to as her transition grant. These units would vest in full immediately after a change in control. In the case of a qualifying termination, other than a change in control, these units would vest in full immediately. She would remain eligible to vest in any nonvested performance contingent restricted stock units from her transition grant if her employment ended due to death, disability or retirement after completing two years of service but prior to September 1, 2016. Assuming a change in control occurred on September 28, 2012, the value of the outstanding stock units that would vest in full is $631,670.

Ms. Sitherwood was granted 4,125 time-vested restricted stock units and 12,375 performance contingent restricted stock units on December 1, 2011 as outlined in the Grants of Plan-Based Awards table. In the event of a qualifying termination, death, disability or retirement of Ms. Sitherwood, the performance contingent restricted stock units would be eligible to vest pro-rata based on actual performance. In the event of a change in control, the time-based stock units would vest in full immediately and the performance contingent restricted stock units would vest on a pro-rata basis. Assuming a change in control occurred on September 28, 2012, the value of all the time-based restricted stock units and performance contingent restricted stock units, including accrued dividend equivalents on the performance units, that would vest is $361,598.

Annual Incentive Awards
If a qualifying termination occurs with or without a change in control, Ms. Sitherwood would be eligible to receive a prorated (based on the number of completed days in the fiscal year prior to termination) Annual Incentive Plan award for the fiscal year of termination. If the qualifying termination was not after a change in control, Company and individual performance would be factored into the proration. Assuming a qualifying termination occurred on September 28, 2012, her prorated payment would be based on her annual incentive target of $412,500.

Benefit Reductions for Tax Consequences
under Internal Revenue Code Section 280G
or 4999
“Parachute payments,” as defined under Code section 280G or 4999, may trigger adverse tax consequences or an excise tax for the participant. The Company does not provide any gross-up payments for such adverse tax consequences or excise taxes under any of the plans. Rather, the amounts payable under the Company’s nonqualified plans that would constitute a “parachute payment” will be reduced to the extent necessary to avoid such adverse tax consequences or excise tax, with the exception of Ms. Sitherwood’s payments discussed above. Any payments made to Ms. Sitherwood that would constitute “parachute payments” would be subject to a best net policy; where the total parachute payment may be cut back, to the extent necessary to avoid adverse tax consequences or excise taxes, if a reduction would result in a greater after-tax benefit to her.

Assuming a change in control on September 28, 2012, the maximum total “parachute payments” that could be made to each named executive officer, with the exception of Ms. Sitherwood, to avoid the adverse tax consequences are reflected in the following table:

Waltermire	$1,471,890
Darrell	1,591,028
Skau	1,127,585
Spotanski	1,421,235

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  39

The amounts disclosed in the following sections reflect values prior to any reduction that may be applicable to avoid adverse tax consequences after a termination due to a change in control, since reductions would not be applicable for other termination triggers.

Management Continuity Protection Plan
The Management Continuity Protection Plan was adopted in 1991 and restated to be compliant with section 409A of the Code (“Old Plan”). Effective January 1, 2011, a new plan applies to those who first become officers on or after January 1, 2011 (“New Plan”). The named executive officers, except for Ms. Sitherwood, are covered by the Old Plan. Ms. Sitherwood will be eligible to participate in the New Plan on September 1, 2014. Prior to this date, she is covered by a separate Severance Benefits Agreement that was discussed earlier in this Potential Payments Upon Termination or Change in Control section. The key terms and provisions of the Old Plan and New Plan are outlined below. Both Plans:

■	provide for the payment of benefits to officers in certain termination events after a change in control,
■	use form agreements that are not separately negotiated with executives,
■	define change in control as when a person acquires more than 50% of the voting power of securities of The Laclede Group or if a person acquires between 30% and 50% of the voting power and the Board determines that a de facto change in control has occurred,

■	do not provide benefit payments to those participants who have reached normal retirement age of 65,
■	limit the amount of the benefit payable to an amount equal to the participant’s average monthly compensation for the five-year period immediately preceding the cessation of employment multiplied by the number of months until the date the participant would reach normal retirement age of 65,
■	provide no benefits if the officer is terminated for cause, although cause is defined differently in each plan, as explained in each plan section below, and
■	provide a lump-sum payment in an amount equal to the average annual compensation paid to the participant for the five-year period immediately preceding cessation of employment multiplied by 2.99 for the President or an Executive Vice President, or 2.00 for the other officers.

The Compensation Committee considers the benefits under these Plans, including the terms and conditions of the agreements, as part of the total compensation for the executives.

New Plan
If, after a change in control, a participant in the New Plan is terminated by the Company other than for cause or the participant terminates employment for good reason (as defined below) within 24 months, then the participant is entitled to the lump sum payment described above. Cause is defined in the New Plan as the willful and continued failure by the participant to substantially perform the duties of employment assigned by the Company or any of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance has been delivered by the Company, which specifically identifies the manner in which it is believed that the participant has not substantially performed such duties; or willful engagement by the participant in misconduct that is materially injurious to the Company or any of its affiliates. With respect to the termination by the participant of his or her employment with the Company, good reason shall mean:

■	a material diminution in the participant’s base salary compensation or Annual Incentive Plan Performance Award target level;
■	a material diminution in the authority, duties or responsibilities of the participant;

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  40

■	a material change, of not less than 25 miles, in the geographic location at which the participant’s office is located; or
■	the failure by the Company or its affiliates, as applicable, to continue to provide the participant with benefits substantially similar to those enjoyed by the participant under any of the tax-qualified, nonqualified or welfare benefit plans of the Company or its affiliates in which the participant was participating immediately prior to the change in control.

Old Plan
If, after a change in control, a participant in the Old Plan is terminated other than for cause, resigns or retires within 54 months in the case of the President and any Executive Vice President, or within 42 months in the case of all other officers; then the participant is entitled to the lump sum amount described above, provided, however, that the amount is reduced for each month the participant remains employed by the Company starting with the seventh month after the change in control. The amount of the reduction is 1/48 per month for the President or an Executive Vice President and 1/36 per month for all other officers. Cause is defined in the Old Plan as an irreversible incapacity or disability for six months that renders the officer unable to perform the services for which he was employed, any conduct in the performance of duties that involves moral turpitude, or death.

The potential payments to the named executive officers under the Old Plan, assuming a change in control and termination other than for cause on September 28, 2012, are as follows:

Waltermire	$1,471,890
Darrell	1,064,233
Skau	754,238
Spotanski	950,659

2006 Equity Incentive Plan
Participants, including the named executive officers, have outstanding performance-contingent restricted awards, restricted stock and restricted stock units under the 2006 Equity

Incentive Plan. The participant’s termination of employment or a change in control of the Company may cause certain events to occur under the awards. Cause under this plan has the same definition as provided above under the New Plan. Change in control under this Plan means:

■	One or more persons acquiring 20% or more of the voting power of the Company’s outstanding securities;
■	Replacement of a majority of the Board by individuals whose nominations were not approved by a majority of the Board; or
■	Consummation of a reorganization, merger or consolidation that results in the Company’s shareholders no longer owning more than 50% of the voting power of the surviving entity’s outstanding securities.

The vesting terms of Ms. Sitherwood’s shares granted from the Equity Incentive Plan are discussed earlier in this Potential Payments Upon Termination or Change in Control section, due to unique vesting provision provided to her during her recruitment.

Performance-Contingent Restricted Awards
(PCRAs)
These awards generally provide for vesting of restricted stock shares or restricted stock units on the third anniversary of the grant date that falls after the end of the performance period, to the extent that the Compensation Committee determines that the performance contingency has been met or exceeded. A participant forfeits all non-vested awards upon the participant’s termination of employment for cause.

If during the performance period a participant dies or leaves the Company due to retirement or disability, the participant remains eligible to earn a prorated award based on the number of full months as a participant during the performance period, as the administrator may determine, if the performance contingency is satisfied.

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  41

In the event of a change in control, the outstanding awards granted shall be deemed earned and vest at a prorated target, based on the number of months completed in the performance period at the time of the change in control, if the award is not assumed or replaced with a comparable award by the successor or surviving entity. If the successor or surviving entity does assume or replace the award, the award will trigger a benefit at a prorated target based on the number of full months as a participant if the participant is involuntarily terminated without cause within two years of the change in control. Dividend equivalents on performance-contingent restricted awards are accrued throughout the performance period and paid to the participant in proportion to the amount of shares actually earned at vesting, up to the amount of dividends that would have been paid on the target number of shares. In the event of a change in control, accrued dividend equivalents would be paid on the same prorated basis as mentioned above. Assuming a change in control termination that triggers a benefit described above for the outstanding PCRA grants, the following table represents the value of the vesting of the awards. The same amounts would be payable in the event of a participant’s death, retirement or termination of employment due to disability if the target level of performance is achieved. The table below assumes a change in control and termination without cause on September 28, 2012.

Waltermire	$467,955
Darrell	467,955
Skau	280,800
Spotanski	467,955

Restricted Stock
These shares generally provide for vesting on the third anniversary of the grant date. A participant forfeits all non-vested shares upon the participant’s termination of employment for any reason prior to vesting, other than as a result of a change in control or mandatory retirement requirements.

If a participant’s employment is terminated by the Company without cause within two years following a change in control, the shares become vested on the earlier of the vesting date or the date of the change in control. Assuming a change in control and termination without cause on September 28, 2012, the table below indicates the total value of shares of restricted stock.

Waltermire	$193,500
Darrell	193,500
Skau	129,000
Spotanski	193,500

If a participant’s employment is terminated due to mandatory retirement requirements, the shares become vested based on the number of full months from the award date to the participant’s retirement. Assuming a mandatory retirement on September 28, 2012, the table below indicates the total value of shares of restricted stock.

Waltermire	$129,000
Darrell	129,000
Skau	85,957
Spotanski	129,000

Annual Incentive Plan
Annual incentive awards under the Annual Incentive Plan are deemed earned at a prorated target based on the number of completed days in the fiscal year prior to a change in control. The Grants of Plan Based Awards Table discloses the target level for the named executive officers under this plan.

If a participant’s employment ceases due to termination without cause or by death, disability or retirement, the participant is eligible to earn an award on a pro rata basis based upon Company performance and the participant’s achievement of individual metrics. The following table shows the target amount that could have been payable upon termination other than for cause or upon retirement, death or disability assuming a termination without cause on September 28, 2012:

Waltermire	$116,200
Darrell	106,200
Skau	87,320
Spotanski	99,800

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  42

Termination for cause and change in control under the Annual Incentive Plan have the same meaning as in the 2006 Equity Incentive Plan.

Deferred Income Plans
Under the terms of the deferred income plans, if a participant’s employment is terminated within two years of a change in control, the participant will receive a lump sum payment equal to the greater of (i) the present value of the account balance projected under the minimum retirement income formula through age 65, or (ii) the actual account balance accumulated through the termination date.

	Present Value	Actual
	Projected Through	Account
	Age 65	Balance
Sitherwood	$100,168	$93,707
Waltermire	85,177	79,092
Darrell	96,940	90,725
Skau	136,401	127,624
Spotanski	290,357	276,281

Other
The payments under the Incentive Compensation Plan are discussed in the narrative to the Summary Compensation Table in this proxy statement.

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  43

OTHER MATTERS

Delivery of Proxy Materials and Annual Report

Only one proxy statement, proxy card and annual report for 2012 are being delivered by the Company to multiple shareholders sharing an address, unless the Company receives contrary instructions. The Company will deliver, promptly upon written or oral request, a separate copy of this proxy statement and accompanying materials to shareholders at a shared address to which a single copy was delivered.

A shareholder who wishes to receive a separate copy of this proxy statement, proxy card or the annual report for 2012, now or in the future, or shareholders sharing an address who are receiving multiple copies of proxy materials and wish to receive a single copy of such materials, should submit a request to Shareholder Services at 314-342-0873, or Shareholder Services, The Laclede Group, Inc., 720 Olive Street, Room 1517, St. Louis, Missouri 63101.

Requirements for Submission of Proxy Proposals, Nomination of Directors and Other Business

Under the rules of the Securities and Exchange Commission, shareholder proposals intended to be included in the proxy statement for the annual meeting of shareholders in January 2014 must be received by the corporate secretary of The Laclede Group at its principal office at 720 Olive Street, St. Louis, Missouri 63101 by August 20, 2013.

Also, the procedures to be used by shareholders to recommend nominees to the Corporate Governance Committee are outlined on page 12 of this proxy statement. If a shareholder seeks to nominate a person or make a shareholder proposal from the floor of the annual meeting in January 2014, notice must be received by the corporate secretary at the Company’s principal executive offices no later than October 25, 2013 and not before September 25, 2013 (not less than 90 days nor more than 120 days, respectively, prior to January 24, 2014). Also, such proposal must be, under law, an appropriate subject for shareholder action to be brought before the meeting.

The Chairman of the Board may refuse to allow the transaction of any business or to acknowledge the nomination of any person not made in compliance with the procedures set forth in the bylaws of The Laclede Group.

Proxy Solicitation

We will pay the expense of soliciting proxies. Proxies may be solicited on our behalf by officers or employees in person or by e-mail, telephone, fax or special letter. We have hired Morrow & Co., LLC,

470 West Avenue, Stamford, CT 06902, to assist us in the solicitation of proxies for a fee of $7,000, plus reimbursement of out of pocket expenses for those services.

The Laclede Group, Inc. • 2012 Notice of Annual Meeting  44

THE LACLEDE GROUP, INC.
C/O COMPUTERSHARE TRUST, N.A.
P.O. BOX 43004
PROVIDENCE, RI 02940-3004

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THANK YOU FOR YOUR VOTE

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M50694-P31726	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
THE LACLEDE GROUP, INC.			For	Withhold	For All
			All	All	Except
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors:		☐	☐	☐

Nominees:

	01)	Brenda D. Newberry
	02)	Suzanne Sitherwood
	03)	Mary Ann Van Lokeren

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR proposal 2.		For	Against	Abstain

2.	Ratify the appointment of Deloitte & Touche LLP as independent registered public accountants for fiscal year 2013.	☐	☐	☐

For address change/comments, mark here.	☐
(see reverse for instructions)

Please date and sign exactly as your name appears. If shares are held by joint tenants, both must sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting of Shareholders
January 31, 2013
10:00 a.m.
Laclede Gas Building
720 Olive Street
Yaeger Conference Center (1st Floor)
St. Louis, Missouri 63101

This year's meeting agenda:

1.	Elect three members of the Board of Directors to serve for a three-year term.

2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accountant for the 2013 fiscal year.

3.	Transact such other business as may properly come before the meeting and any adjournment or postponement.

To attend the meeting, check in with our representatives at the meeting and, if the shares are held in the name of a bank, broker or other holder of record, present proof of ownership of our common stock at check-in.

     We thank you in advance for your vote this year. See the back of this card for directions on how to vote by phone or by Internet as well as how to request electronic delivery of future shareholder communications.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.thelacledegroup.com/annualmeeting.

M50695-P31726

THE LACLEDE GROUP, INC.
Proxy solicited on behalf of the Board of Directors for
Annual Meeting of Shareholders on January 31, 2013

The undersigned hereby appoints Mary C. Kullman, Mark D. Waltermire and Suzanne Sitherwood and each of them as proxies with full power of substitution to represent and to vote all shares that the undersigned would be entitled to vote if present at the annual meeting of shareholders of The Laclede Group, Inc. and at any adjournment and postponement thereof. The meeting will be held January 31, 2013 at 10:00 a.m. central standard time at the Laclede Gas Building, 720 Olive Street, Yaeger Conference Center (1st Floor), St. Louis, Missouri 63101. The undersigned hereby revokes any proxies previously given with respect to such meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL OF THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2; AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side